UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VISION-SCIENCES, INC.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:
$34.0 million
	(5)	Total fee paid:
$3,638.00
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

VISION-SCIENCES, INC.
40 Ramland Road South, Suite 1
Orangeburg, New York 10962

January [   ], 2007

Dear Fellow Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders (“Special Meeting”) of Vision-Sciences, Inc. (“Vision-Sciences”) to be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York on [            ] at 11:00 a.m., local time.

At the Special Meeting, stockholders will be asked to ratify, authorize and approve the sale by Vision-Sciences of certain assets relating to its ENT EndoSheath® products pursuant to an Asset Purchase Agreement, dated as of January 12, 2007, between Vision-Sciences and Medtronic Xomed, Inc. (“Medtronic”) (the “Asset Sale”). The Board of Directors does not believe that the Asset Sale constitutes a sale by Vision-Sciences of substantially all of its assets within the meaning of the Delaware General Corporation Law, which would require stockholder approval for the completion of the Asset Sale. Nevertheless, as a condition to Medtronic’s obligations to complete the Asset Sale and to avoid any uncertainty regarding the need for stockholder approval of the Asset Sale, the Board is calling the Special Meeting.

THE BOARD OF DIRECTORS OF VISION-SCIENCES HAS DETERMINED THAT THE ASSET SALE IS IN THE BEST INTERESTS OF VISION-SCIENCES. ACCORDINGLY, THE BOARD OF DIRECTORS OF VISION-SCIENCES HAS APPROVED THE ASSET SALE, INCLUDING THE ASSET PURCHASE AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS VOTE TO RATIFY, AUTHORIZE AND APPROVE THE ASSET SALE AT THE SPECIAL MEETING.

A Notice of the Special Meeting and proxy statement containing detailed information concerning the Asset Sale and related transactions accompany this letter. The Board of Directors of Vision-Sciences urges you to read the material carefully. Your vote is very important. Even if you plan to attend the Special Meeting, please mark, date, sign and return the enclosed proxy in the enclosed postage prepaid envelope as soon as possible or vote your shares by facsimile in accordance with the instructions on the enclosed proxy card. If you have any questions regarding the proposed transactions, please call Vision-Sciences at (845) 365-0600.

Sincerely,
Ron Hadani
Chief Executive Officer and Director

VISION-SCIENCES, INC.
40 Ramland Road South, Suite 1
Orangeburg, New York 10962

Notice of Special Meeting of Stockholders
To be Held [               ], 2007

Dear Vision-Sciences Stockholder:

Vision-Sciences, Inc. (“Vision-Sciences”) will hold a Special Meeting of Stockholders (the “Special Meeting”) at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York on [            ], 2007, at 11:00 a.m., local time. At the Special Meeting, stockholders will be asked to consider and vote upon the following matters, which are more fully described in the accompanying proxy statement:

1.                Ratification, authorization and approval of the sale by Vision-Sciences of certain assets relating to its ENT EndoSheath® products pursuant to an Asset Purchase Agreement, dated as of January 12, 2007, between Vision-Sciences and Medtronic Xomed, Inc. (“Medtronic”); and

2.                Transaction of such other business as may properly come before the Special Meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. All stockholders of record at the close of business on January [    ], 2007 will be entitled to vote at the Special Meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available for inspection at the Special Meeting and for ten (10) days prior to the meeting for any purpose germane to the meeting at Vision-Sciences’ principal offices at 40 Ramland Road South, Suite 1, Orangeburg, New York 10962 during regular business hours.

By Order of the Board of Directors,

Lewis C. Pell, Chairman

Orangeburg, New York

[                           ], 2007

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE OR VOTE YOUR SHARES BY FACSIMILE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

ANNEX I—	Asset Purchase Agreement, dated as of January 12, 2007, between Vision-Sciences, Inc. and Medtronic Xomed, Inc.

VISION-SCIENCES, INC.
40 Ramland Road South, Suite 1
Orangeburg, New York 10962

PROXY STATEMENT
For the Special Meeting of Stockholders
To Be Held [                ], 2007

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Vision-Sciences, Inc. (“Vision-Sciences”) for use at a Special Meeting of Stockholders (“Special Meeting”) to be held on [                      ], 2007 at 11:00 a.m., local time, at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of Vision-Sciences or by voting in person at the Special Meeting.

This Proxy Statement was mailed to stockholders on or about January [   ], 2007.

Voting Securities and Votes Required

At the close of business on January [    ], 2007, the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, there were outstanding and entitled to vote an aggregate of [           ] shares of Common Stock of Vision-Sciences, $.01 par value per share (“Common Stock”), constituting all of the voting stock of Vision-Sciences. Holders of Common Stock are entitled to one (1) vote per share.

The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Special Meeting shall constitute a quorum for the transaction of business at the Special Meeting. Shares of Common Stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Special Meeting.

Shares held by stockholders who abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on the matter, such as the election of directors.

ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE SPECIAL MEETING.

None of the matters to be acted on at the Special Meeting give rise to any statutory right of a stockholder to dissent and obtain the appraisal of or payment for such stockholder’s shares.

Information on how a stockholder may vote at the Special Meeting (such as granting a proxy that directs how such stockholder’s shares should be voted or attending the Special Meeting in person), as well as how a stockholder can revoke a proxy, is contained in this proxy statement below under the heading QUESTIONS AND ANSWERS ABOUT THE ASSET SALE AND THE SPECIAL MEETING. The cost of this proxy statement and of solicitation of proxies will be borne by Vision-Sciences.

SUMMARY TERM SHEET

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item. In this proxy statement, the terms “Vision-Sciences,” “we” and “our” refer to Vision-Sciences, Inc.

Time, Date and Place of Meeting
(page 1)

The special meeting of stockholders of Vision-Sciences, or the Special Meeting, will be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036 at 11:00 a.m., local time, on [                          ], 2007. The Board of Directors of Vision-Sciences is providing these proxy materials to you in connection with this Special Meeting.

Parties to the Asset Sale
(page 8)

Vision-Sciences is a designer, developer and manufacturer of endoscopy products for the medical and industrial markets. Vision-Sciences operates in three segments:  medical, industrial and corporate. The assets to be transferred pursuant to the Asset Purchase Agreement relate to products and technologies sold or used in the ENT (ear, nose, and throat) areas of the medical segment.

Medtronic Xomed, Inc., or Medtronic, is a global leader in a broad range of medical technologies supplying to and providing for both patients and medical providers.

Assets Being Sold
(page 11)

Pursuant to the Asset Purchase Agreement, Vision-Sciences is proposing a sale to Medtronic of its two (2) existing manufacturing lines for the production of EndoSheath® products, free and clear of all liens. The proposed transaction is referred to herein as the “Asset Sale.”

Sale Price
(page 10)

Medtronic will pay Vision-Sciences up to $34.0 million, of which $27.0 million will be payable at closing. Up to an additional $4.0 million will be paid upon the achievement of certain post-closing milestones related to the transition of manufacturing capability to Medtronic, and an additional $3.0 million will be payable approximately 15 months after closing, assuming Vision-Sciences has complied with its obligations under the Asset Purchase Agreement, and that Medtronic has not made any claims based on the Company’s representations and warranties under the Asset Purchase Agreement.

Assumed Liabilities
(page 11)

Medtronic will assume and agree to perform only those liabilities and obligations that accrue for periods subsequent to the closing and all liabilities arising from Medtronic’s manufacture and sale of EndoSheath® products after the closing. Vision-Sciences retains liabilities accruing for periods prior to the closing including any claims against Vision-Sciences.

Indemnification
(page 14)

Each party has agreed to indemnify the other party for damages arising from any breach of any of the representations or warranties or covenants or obligations in the Asset Purchase Agreement. In addition, Medtronic has agreed to indemnify Vision-Sciences for any indemnifiable losses arising out of or the operation of the EndoSheath® assets or manufacture and sale of EndoSheath® products after the closing date, including any product liability claims for those products sold by Medtronic but manufactured by Vision-Sciences during the transition period. Vision-Sciences has agreed to indemnify Medtronic and its related parties for any pre-closing liabilities and any claim or alleged claims that the EndoSheath® products sold infringe any intellectual property rights of third parties. Vision-Sciences’ liability for indemnification claims made by Medtronic pursuant to the Asset Purchase Agreement is capped at $6.0 million in the aggregate for damages arising from any breach of any of the representations or warranties in the Asset Purchase Agreement.

Non-Compete
(page 13)

Vision-Sciences will agree to a ten (10) year non-compete provision stating that it will not directly or indirectly own any interest in, control, or otherwise be associated with any company that designs, develops, manufactures or licenses a product that competes with the EndoSheath® products in the ENT field, though it may acquire up to two percent of any class of publicly-traded securities of a competing company. Vision-Sciences also agrees to not solicit or interfere with Medtronic’s relationships with customers or potential customers of a competing product or itself design, manufacture or sell a competing product.

Termination
(page 14)

Both parties have the option to terminate the Asset Purchase Agreement if the closing does not occur within 120 days from the date the agreement is entered into, provided that the terminating party has not materially breached any obligations under the agreement. Both parties may also agree mutually in writing to terminate the agreement.

Other Agreements Related to the Asset Sale
(page 15)

Under the Asset Purchase Agreement, Vision-Sciences and Medtronic, at closing, will enter into a License Agreement, Transition Services Agreement and an Amended and Restated Distribution Agreement. Pursuant to the License Agreement, Vision-Sciences will grant to Medtronic a perpetual, worldwide, irrevocable, royalty-free exclusive license to exploit the intellectual property related to the EndoSheath® products solely for use in the ENT field, and not for use in fields outside of ENT, in which Vision-Sciences will retain its exclusive rights. Pursuant to the Transition Services Agreement, Vision-Sciences will, among other things, assist Medtronic with the transition of the assets acquired by Medtronic to the Medtronic plant in Jacksonville, Florida and the set up of operational manufacturing lines for the production of the ENT EndoSheath® products. The Amended and Restated Distribution Agreement, which will replace the existing distribution agreement between the parties, will provide for the worldwide exclusive distribution by Medtronic of (i) EndoScope® products for the ENT field and (ii) EndoSheath® products for the ENT field during a transition period until Medtronic starts manufacturing such products.

Reasons for the Asset Sale; Recommendation of the Board of Directors
(page 9)

In evaluating the Asset Sale, the Board of Directors consulted with management and its advisors, reviewed a significant amount of information and considered a number of factors, including the best manner in which to realize the maximum value of the ENT EndoSheath® business, the terms of the Asset Sale and the effect that entering, or not entering, into the Asset Sale would have on Vision Sciences’ business. Vision-Sciences’ Board of Directors has unanimously approved and unanimously recommends that its stockholders approve the Asset Sale.

Use of Proceeds
(page 10)

Vision-Sciences does not intend to distribute any of the proceeds of the Asset Sale to its stockholders. The proceeds are intended to be used, along with existing cash and cash equivalents, in connection with the continuation of the remaining business operations and expansion of the endoscopy and sheath businesses.

Nature of the Business Following the Transaction
(page 10)

Vision-Sciences will continue to operate its remaining divisions, including an emphasis on developing and introducing new, innovative products in the fields of endoscopy and sheathes, following the transaction.

No Appraisal Rights
(page 15)

Vision-Sciences’ stockholders have no appraisal rights under Delaware General Corporation Law, Vision-Sciences’ Certificate of Incorporation or Vision-Sciences’ Bylaws in connection with the Asset Sale.

Vote Required for Approval
(page 16)

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary for the ratification, authorization and approval of the proposal. If Vision-Sciences receives this vote, it will consummate the Asset Sale, subject to satisfaction of any closing conditions set forth in the Asset Purchase Agreement. Certain shareholders, who collectively own shares of Vision-Sciences’ Common Stock entitling the holders to 17,648,446 votes, or approximately [   ]% of the total votes as of the record date, have entered into voting agreements pursuant to which they have agreed to vote to ratify, authorize and approve the Asset Sale.

QUESTIONS AND ANSWERS ABOUT THE
ASSET SALE AND THE SPECIAL MEETING

Following are some commonly asked questions that may be raised by stockholders and answers to each of those questions.

Why did I receive this proxy statement?

This proxy statement and the enclosed proxy card have been sent to Vision-Sciences’ stockholders as of the record date for the Special Meeting, because Vision-Sciences’ Board of Directors is soliciting their vote at the Special Meeting. This proxy statement summarizes the information stockholders need to vote in an informed manner on the proposal to be considered at the Special Meeting. However, stockholders do not need to attend the Special Meeting to vote their shares. Instead stockholders may simply complete, sign and return the enclosed proxy card.

What am I being asked to vote on at the Special Meeting?

Vision-Sciences’ stockholders will consider and vote upon the following proposals:

•       ratification, authorization and approval of the sale by Vision-Sciences of certain assets relating to its ENT EndoSheath® products pursuant to an Asset Purchase Agreement, dated as of January 12, 2007, between Vision-Sciences and Medtronic (the “Asset Sale”); and

•       transaction of any other business that may properly be presented at the Special Meeting.

Why are Vision-Sciences’ stockholders being asked to ratify, authorize and approve the Asset Sale?

The Board of Directors does not believe that the Asset Sale constitutes a sale by Vision-Sciences of substantially all of its assets within the meaning of the Delaware General Corporation Law, which would require stockholder approval for the completion of the Asset Sale. Nevertheless, as a condition to Medtronic’s obligations to complete the Asset Sale and to avoid any uncertainty regarding the need for stockholder approval of the Asset Sale, the Board is calling the Special Meeting so the stockholders can ratify, authorize and approve the Asset Sale.

What business will Vision-Sciences conduct after the Asset Sale?

Vision-Sciences will continue to operate its remaining divisions following the transaction.

What will happen if the Asset Sale is not ratified, authorized and approved by Vision-Sciences’ stockholders?

If the Asset Sale is not ratified, authorized and approved by Vision-Sciences’ stockholders, the Asset Sale may still be completed if Medtronic waives the condition in the Asset Purchase Agreement that stockholder approval is necessary to complete the transaction. If Medtronic does not waive such condition and stockholder ratification, authorization and approval is not obtained, Vision-Sciences will not consummate the Asset Sale and Vision-Sciences will continue to conduct its business in the ordinary course and continue to evaluate all available strategic alternatives. If the Asset Sale is not ratified, authorized and approved by Vision-Sciences’ stockholders, the Asset Purchase Agreement provides that either Vision-Sciences or Medtronic may terminate the Asset Purchase Agreement.

When is the Asset Sale expected to be completed?

It is expected that the Asset Sale will be completed as soon as practicable after it is authorized at the Special Meeting, subject to the satisfaction or waiver of the other conditions in the Asset Purchase

Agreement. It is currently anticipated that all such conditions will be satisfied soon after the Special Meeting.

Am I entitled to appraisal rights in connection with the Asset Sale?

No.  The holders of Vision-Sciences’ Common Stock are not entitled to appraisal rights in connection with the Asset Sale under the Delaware General Corporation Law, Vision-Sciences’ Certificate of Incorporation or Vision-Sciences’ Bylaws.

What will happen to my Vision-Sciences shares if the Asset Sale is authorized?

The Asset Sale will not alter the rights, privileges or nature of Vision-Sciences’ Common Stock. A stockholder who owns shares of Vision-Sciences’ Common Stock immediately prior to the closing of the Asset Sale will continue to hold the same number of shares immediately thereafter.

How does Vision-Sciences’ Board of Directors recommend that I vote on the proposal to be presented at the Special Meeting?

Vision-Sciences’ Board of Directors recommends that you vote FOR the proposal to ratify, authorize and approve the Asset Sale.

How do I vote?

Sign and date each proxy card you receive and return it in the enclosed envelope prior to the Special Meeting or vote your shares by facsimile in accordance with the instructions on the enclosed proxy card.

Can I change my vote?

Yes. You may change your proxy instructions at any time before your proxy is voted at the Special Meeting. Proxies may be revoked by taking any of the following actions:

•       filing a written notice of revocation with Vision-Sciences’ corporate secretary at Vision-Sciences’ principal executive office located at 40 Ramland Road South, Suite 1, Orangeburg, New York 10962;

•       filing a properly executed proxy showing a later date with Vision-Sciences’ corporate secretary at Vision-Sciences’ principal executive office; or

•       attending the Special Meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.

How many votes do I have?

Stockholders who owned Vision-Sciences’ Common Stock at the close of business on January [  ], 2007, the record date for the Special Meeting, are entitled to vote on all matters properly brought before the Special Meeting. Each share of Common Stock is entitled to one (1) vote per share. As of the record date, [    ] shares were outstanding.

What vote is required to approve the proposal?

The affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock on the record date is required to ratify, authorize and approve the Asset Sale.

Certain shareholders, who collectively own shares of Vision-Sciences’ Common Stock entitling the holders to 17,648,446 votes, or approximately [    ]% of the total votes as of the record date, have entered into voting agreements pursuant to which they agree to vote to ratify, authorize and approve the Asset Sale.

What happens if I abstain or withhold authority to vote?

Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum. For purposes of determining the outcome of the proposal to ratify, authorize and approve the Asset Sale, shares represented by such proxies will be treated as votes against that proposal.

How will voting on any other business be conducted?

Although Vision-Sciences does not know of any other business to be considered at the Special Meeting, if any other business is properly presented at the Special Meeting, the proxy holders named on the proxy card, have the authority to vote on such matters at their discretion such shares for which a signed proxy card has been received.

Who will bear the cost of this solicitation?

Vision-Sciences will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. Vision-Sciences will provide copies of these proxy materials to banks, brokerages, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. Vision-Sciences may solicit proxies by personal interview, mail, telephone and electronic communications. Vision-Sciences has not retained a proxy solicitor to assist with the solicitation of proxies for the Special Meeting. Vision-Sciences directors, officers and employees (acting without additional compensation) may assist in soliciting proxies. Vision-Sciences will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains private forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include statements about expectations regarding future financial results, future products and future sales of new and existing products, future expenditures, and capital resources to meet anticipated requirements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties, and Vision-Sciences’ actual results may differ significantly from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the availability of capital resources, the availability of third-party reimbursement, government regulation, the availability of supplies, competition, technological difficulties, the continuation of contracts, general economic conditions and other risks detailed in our most recent Annual Report on Form 10-K and any subsequent periodic filings made with the Securities and Exchange Commission. Vision-Sciences does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances. For each of these forward-looking statements, Vision-Sciences claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

PROPOSAL 1: Approval of the Transaction

On January 11, 2007, Vision-Sciences’ Board of Directors (the “Board”) unanimously approved the Asset Purchase Agreement, which is between Vision-Sciences and Medtronic, under which Vision-Sciences agrees to sell its ENT EndoSheath® production assets, for a total purchase price of up to $34.0 million, $27.0 million of which shall be paid at closing and up to $7.0 million in four payments thereafter. As part of the transaction, Vision-Sciences and Medtronic will also enter into a License Agreement, Transition Services Agreement and Amended and Restated Distribution Agreement. The material terms of the Asset Purchase Agreement are summarized below. The following summary does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which is included in the annex of this proxy statement. You are encouraged to read the agreement in its entirety.

Parties to the Asset Purchase Agreement

Vision-Sciences, Inc.

Vision-Sciences, Inc., a Delaware corporation, designs, develops, and markets products for endoscopy, the science of using an instrument known as an endoscope, to provide minimally invasive access to areas not readily visible to the human eye. Vision-Sciences operates in three segments: medical, industrial and corporate.

•       The medical segment supplies flexible endoscopes and disposable Slide-On® EndoSheath® Systems to the ENT, urology, gastrointestinal and pulmonary markets.

•       The industrial segment designs, manufactures and sells flexible endoscopes for industrial users and manufactures and repairs flexible endoscopes for the medical segment. The industrial segment users consist primarily of companies in the aircraft engine manufacturing and maintenance markets, the defense market and a variety of specialized industrial markets.

•       The corporate segment consists of certain administrative activities applicable to all segments.

Vision-Science maintains its principal offices as 40 Ramland Road South, Suite 1, Orangeburg, New York 10962, telephone (845) 365-0600.

Medtronic, Inc.

Medtronic Xomed, Inc., a Delaware corporation, is a global leader in medical technology, alleviating pain, restoring health and extending life, holding leading positions in almost all major markets in which it competes. Founded in 1957, Medtronic serves physicians, clinicians and patients in more than 120 countries.

In the area of ENT, Medtronic is a market leader, treating ENT diseases and neurological diseases and disorders serving primarily ENT surgeons and the hospitals and clinics where they perform surgery and ENT neurosurgeons and spinal surgeons and the hospitals and clinics where they perform surgery.

Medtronic’s common stock is traded on the New York Stock Exchange under the symbol “MDT.”  Medtronic maintains its principal offices at 710 Medtronic Parkway, Minneapolis, Minnesota, 55432, telephone (763) 514-4000.

Background of the Asset Sale

Since September 19, 2003, Vision-Sciences has been distributing all of its products for the ENT market, including ENT EndoSheath® products, in the United States and Canada through Medtronic under an exclusive distribution agreement. Since entering into the exclusive distribution agreement, various strategic transactions have been discussed between the parties, including business combination alternatives and expanding the products for which Medtronic acts as a distributor for Vision-Sciences. In December 2004, Vision-Sciences entered into an agreement with a company affiliated with Medtronic to distribute a new EndoSheath® system to urology market.

Over the course of the last year, as the existing exclusive distribution agreement was scheduled to terminate pursuant to its terms, Vision-Sciences and Medtronic have engaged in ongoing discussions regarding the best way to maximize the value of the ENT EndoSheath® business. Such discussions have included alternatives such as granting worldwide distribution rights to Medtronic and the sale of the ENT EndoSheath®  business to Medtronic. In order for worldwide distribution of the ENT EndoSheath® products to be profitable to Medtronic, Medtronic expressed its need to license the technology and manufacture the products itself rather than just be the exclusive distributor. The Board determined, for the reasons discussed below, that such a transaction would be beneficial to Vision-Sciences and its shareholders, and accordingly, the parties began discussing the terms of the Asset Sale and negotiating the Asset Purchase Agreement and related agreements.

Reasons for the Asset Sale; Recommendations of the Board of Directors

The following discussion of reasons for the Asset Sale contains a number of forward-looking statements that reflect Vision-Sciences’ current views with respect to future events. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to the differences in results and outcomes include those discussed in the section of this proxy statement entitled “Cautionary Statement Involving Forward Looking Statements” on page 7.

In considering the proposed transaction with Medtronic, the Board consulted with counsel regarding the fiduciary duties of the Board and the terms of the Asset Purchase Agreement and related transactions.

In addition, the Board took into account the following material factors in their deliberations:

•       the need to maximize the value of the ENT EndoSheath® business;

•       the value and the consideration to be received by Vision-Sciences pursuant to the Asset Purchase Agreement;

•       an evaluation of the positive and negative considerations of continuing our overall business as is currently operated; and

•       an evaluation of the positive and negative considerations of continuing our overall business after the Asset Sale.

In particular, the Board discussed  the best manner in which to realize the potential value of the ENT EndoSheath® business on a worldwide basis. Although Vision-Sciences has been distributing EndoSheath products in several countries through local distributors, the Board did not believe that Vision-Sciences was in a position to successfully distribute its ENT EndoSheath® products worldwide. Medtronic, as the exclusive distributor of the ENT EndoSheath® products in North America and having a large sales network in place, would be able to take such products worldwide, but for financial reasons wanted to own rather than be the exclusive distributor of such products. The Board believes that the future prospects of Vision-Sciences are as a new technological company with an emphasis on developing and introducing new, innovative products in the fields of endoscopy and sheathes. By selling the ENT EndoSheath® business, Vision-Sciences would have the resources to focus on developing and introducing such innovative products.

After taking into account all of the factors set forth above, Vision-Sciences’ Board of Directors unanimously agreed that the Asset Sale and related transactions are reasonable, proper, and advisable and are fair to, and in the best interest of Vision-Sciences and its stockholders, employees and other stakeholders. The Board of Directors recommends that Vision-Sciences’ stockholders approve the Asset Sale, and accordingly, the Board of Directors asks you to vote FOR Proposal 1.

Use of Proceeds from the Transaction

Following the transaction, Vision-Sciences intends to use the proceeds, along with existing cash and cash equivalents, in connection with the continuation of the existing business operations. Vision-Sciences does not intend to distribute any of the proceeds to its stockholders.

Nature of Vision-Sciences’ Business Following the Transaction

Vision-Sciences will continue to operate its remaining divisions following the transaction, with an emphasis on developing and introducing new innovative products in the fields of endoscopy and sheathes. Following the transaction, the medical segment will focus on flexible endoscopes and disposable Slide-On® EndoSheath® systems for the urology, gastrointestinal and pulmonary markets. The industrial and corporate segments will remain essentially unchanged following the transaction.

The Asset Purchase Agreement

The following summary of the Asset Purchase Agreement between Vision-Sciences and Medtronic does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is attached to this proxy statement as Annex I. It is recommended that you read the Asset Purchase Agreement for a precise understanding of its terms.

The Asset Purchase Agreement contains customary representations and warranties that were the product of negotiations between the parties. A description of these representations and warranties has been included in this proxy statement to provide investors with information regarding the terms of the Asset Purchase Agreement. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules that Medtronic and Vision-Sciences have exchanged in connection with the signing of the Asset Purchase Agreement and that are not required under SEC rules to be filed with the Asset Purchase Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties. Moreover, some of the representations and warranties may not be complete or accurate as of a particular date because they are subject to a contractual standard of materiality that is different from that generally applicable to stockholders and/or were used for the purpose of allocating risk between the parties rather than establishing certain matters as facts.

Purchase Price

Vision-Sciences will receive total consideration of up to $34.0 million in cash for the sale of its manufacturing assets relating to the EndoSheath® products, of which $27.0 million will be payable at closing. Up to an additional $4.0 million will be paid upon the achievement of certain post-closing milestones related to the transition of manufacturing capability to Medtronic, and an additional $3.0 million will be payable approximately 15 months after closing, assuming Vision-Sciences has complied with its obligations under the Asset Purchase Agreement, and that Medtronic has not made any claims based on the Company’s representations and warranties under the Asset Purchase Agreement. Part of the purchase price is to be allocated to the licenses granted under the License Agreement to exploit the intellectual property relating to the EndoSheath® products.

Assets to be Sold

The assets being acquired by Medtronic are:

•       the manufacturing production lines for the EndoSheath® products;

•       records, reports, submissions, data, files, marketing materials, specifications, manufacturing documentation and quality assurance information associated with any products or concepts or development or manufacturing related to any assets being transferred and any EndoSheath® products; and

•       all authorizations, permits, licenses, records, reports, submissions, data and files associated with regulatory requirements and communications with regulatory bodies relating to transferred assets and any EndoSheath® products.

Excluded Assets

Vision-Sciences retains right, title and interest in and to:

•       all inventory, meaning finished goods, raw materials and ingredients, work in process, consignment goods, wares and merchandise relating to EndoSheath® products or business;

•       receivables or other payments related to the manufacture and sale of EndoSheath® products arising or accruing prior to closing; and

•       any other assets of Vision-Sciences that are not sold pursuant to the agreement.

The inventory and receivables related to the EndoSheath® products referenced above will be sold to Medtronic in connection with the Transition Services Agreement.

Assumed Liabilities

The liabilities being assumed by Medtronic are:

•       any liabilities arising or accruing for periods subsequent to the closing under the contracts being assigned to Medtronic; and

•       any liabilities to the extent arising from Medtronic’s manufacture and sale of EndoSheath® products after closing.

Excluded Liabilities

Vision-Sciences remains liable for any obligation or liability of Vision-Sciences relating to the sold assets arising or accruing for the period prior to the closing, or any former or present employees of Vision-Sciences, including, without limitation:

•       any obligation, commitment or liability of or claim against Vision-Sciences arising from any lawsuits, actions or proceedings against Vision-Sciences;

•       any obligation or liability of Vision-Sciences under any environmental laws related to or arising out of events occurring prior to closing;

•       any product liability claims relating to any products sold or services performed by Vision-Sciences prior to closing or any finished goods manufactured prior to closing so long as they are not repackaged, re-sterilized or otherwise physically modified by Medtronic; and

•       any other liability, obligation or undertaking of Vision-Sciences which is not expressly assumed by Medtronic.

Representations and Warranties

Vision-Sciences has made customary representations and warranties, including, but not limited to, the following:

•       authority to enter into the transaction;

•       title to the assets and intellectual property to be transferred and authority to transfer;

•       absence of any undisclosed liabilities;

•       absence of any undisclosed litigation and claims;

•       absence of certain material adverse effects;

•       compliance with law;

•       consents and approvals required to transfer the assets;

•       correctness of financial information;

•       proper filing and payment of all taxes and other compliance with tax law;

•       completeness and accuracy of written documentation of the processes and procedures used to manufacture EndoSheath® products at current volume and conformity of these products to FDA and other regulatory requirements;

•       absence of any information from customers representing more than 2% of revenues from the sale of EndoSheath® products that the customer intends to decrease the amount of business it intends to do with Vision-Sciences or that any material supplier has cancelled any contract;

•       compliance of EndoSheath® products with contractual requirements, warranties or covenants, all governmental, trade association or regulatory specifications and that all EndoSheath® products sold in the last three (3) years are free from defects in material or workmanship, good working order and function properly and are in conformity with specifications and documentation and have not been subject to any claims;

•       compliance with all applicable environmental laws;

•       validity of all existing contracts and no default under any contract;

•       compliance with the WARN Act; and

•       absence of a finder’s fee.

Medtronic has made customary representations and warranties, including:

•       authorization to enter into the transaction;

•       absence of litigation or claims against Medtronic in connection with the agreement; and

•       absence of a finder’s fee.

The representations and warranties of each party will survive for fifteen (15) months after closing except for claims related to taxes, product liability, environmental matters, title, and claims based on fraud which shall all survive for the applicable statute of limitations.

Covenants of Vision-Sciences

Vision-Sciences has covenanted to obtain all approvals and consents of third parties necessary for the sale and to preserve the accuracy of the representations and warranties. Furthermore, Vision-Sciences has covenanted to:

•       permit Medtronic to inspect Vision-Sciences property relating to the assets to be transferred;

•       provide further assurances including conveying, transferring, assigning, delivering and confirming ownership to Medtronic any assets necessary to make the representations and warranties true and correct;

•       abstain from solicitation of other offers with respect to the sale or license of the designated patents or other rights licensed under the License Agreement or sale, license, distribution or other disposition of any of the EndoSheath® product assets other than as required to comply with requirements of any applicable law or regulation;

•       refrain from taking any action or inaction that would render any representation, warranty, covenant or agreement of Vision-Sciences under the agreement inaccurate or breached in any material respect as of closing;

•       maintain insurance on and condition of assets to be transferred;

•       enforce any non-disclosure agreement between the parties;

•       indemnify Medtronic for any non-compliance with applicable Bulk Sales laws; and

•       terminate all distribution agreements or arrangements with respect to distribution of EndoSheath® and EndoScope® products for use in the field of ENT.

Non-Compete

Vision-Sciences agrees to a non-competition covenant with Medtronic whereby for a period of ten (10) years from the closing, Vision-Sciences will not:

•       directly or indirectly own any interest in, control, or be employed by or associated with or render services to any person or entity in connection with the design, development, manufacture, license, distribution, marketing or sale of a competing product except that Vision-Sciences may acquire up to 2% of any class of publicly traded securities of any such competing enterprise;

•       directly or indirectly solicit or interfere with Medtronic’s relationships with its customers or potential customers; or

•       directly or indirectly design, develop, manufacture, license, distribute, market or sell any competing product.

Furthermore, Vision-Sciences agrees to not authorize and take reasonable steps to prevent its affiliates from selling competing products designed, developed, distributed, marketed or sold by Vision-Sciences in the field of ENT endoscopy for ten (10) years.

Confidentiality

Vision-Sciences and Medtronic have agreed to keep confidential any proprietary or other confidential information obtained in the process of negotiating this agreement for five (5) years except as necessary to perform its duties and obligations or enforce the other party’s rights. Disclosures made to employees or sub-distributors on “need to know” basis or compelled to be made by law are allowed.

Indemnification

Vision-Sciences has agreed to indemnify Medtronic against all claims for losses resulting from:

•       any breach of a representation or warranty of Vision-Sciences;

•       any breach of a covenant or obligation of Vision-Sciences;

•       any failure by Vision-Sciences to perform or discharge any obligations or liabilities or resolve any claims against Vision-Sciences not included within the assumed liabilities; and

•       any third party actions arising from these breaches or failures.

Medtronic has agreed to indemnify Vision-Sciences likewise against any breach of a representation, warranty, covenant or obligation contained in the Asset Purchase Agreement as well as against any indemnifiable losses arising out of the operation of the EndoSheath® assets or manufacture and sale of EndoSheath® products after the closing date including any product liability claims for those products sold by Medtronic but manufactured by Vision-Sciences during the transition period. Additionally, Medtronic will indemnify Vision-Sciences for Medtronic’s failure to satisfy, perform or discharge any assumed liabilities and against any third party suits resulting from these breaches.

The total amount of indemnifiable losses that Vision-Sciences shall be obligated to pay to Medtronic in the aggregate for damages arising from any breach of any of the representations or warranties in the Asset Purchase Agreement is not to exceed $6,000,000.

An indemnified party is also entitled to set-off the amount of a claim against any other amounts owed to it by the indemnifying party. An indemnified party has no right to receive incidental, consequential or special damages, and a party may not be indemnified for losses based on fraud or intentional misrepresentation.

Conditions to Closing

Medtronic’s obligations are subject to:

•       Vision-Sciences obtaining all necessary approvals and consents;

•       absence of any injunctions or other decrees or orders restraining the transaction;

•       the continuing truth of representations and warranties at closing;

•       absence of any litigation or other proceeding pending or threatened at closing;

•       the receipt of duly executed transaction documents, including all transfer documents; and

•       Vision-Sciences obtaining the approval of its stockholders.

Termination

The Asset Purchase may be terminated:

•       at any time upon mutual written consent of the parties;

•       at Medtronic’s option if the closing shall not have occurred within 120 days from the date of the agreement and provided that Medtronic has not materially breached any obligations causing or resulting in the failure to close; or

•       at Vision-Sciences’ option if the closing shall not have occurred within 120 days from the date of the agreement and provided that Vision-Sciences has not materially breached any obligations causing or resulting in the failure to close.

Governing Law, Assignment

The Asset Purchase Agreement between the parties is governed by the laws of Delaware. Vision-Sciences may not assign its rights or obligations, and the rights of Medtronic may be assigned only to an affiliate or successor or subsidiary of Medtronic to which the agreement relates.

Expenses

Medtronic and Vision-Sciences shall each pay their own expenses in connection with the Asset Purchase Agreement.

Other Agreements Related to the Proposed Transaction

License Agreement

At closing, Vision-Sciences will enter into a License Agreement with Medtronic. Pursuant to this agreement, Vision-Sciences will grant to Medtronic a perpetual, irrevocable, worldwide, sublicensable, paid-up, royalty-free exclusive license to exploit the Vision-Sciences intellectual property related to the EndoSheath® products in the field of otorhinolaryngology (ENT).

Transition Services Agreement

At closing, Vision-Sciences will enter into a Transition Services Agreement with Medtronic. Pursuant to this agreement, Vision-Sciences will, among other things, assist Medtronic with the transition of the manufacturing assets acquired by Medtronic to the Medtronic plant in Jacksonville, Florida and setting up operational manufacturing lines for the production of the ENT EndoSheath® products.

Amended and Restated Distribution Agreement

At closing, Vision-Sciences will enter into an Amended and Restated Distribution Agreement with Medtronic, which will replace the exclusive distribution agreement between the parties that was entered into September 19, 2003, as amended. The Amended and Restated Distribution Agreement will provide for the worldwide exclusive distribution by Medtronic of endoscopes for the ENT field. The initial term of the agreement ends December 31, 2008, unless terminated earlier pursuant to the agreement. Thereafter, the agreement will be automatically renewed for successive one-year periods, unless terminated by either party upon advance written notice. The Amended and Restated Distribution Agreement will also provide for the exclusive worldwide distribution by Medtronic of EndoSheath® products for the ENT field during a transition period until Medtronic starts manufacturing such products. During this period, Vision-Sciences will manufacture and supply the EndoSheath® products for Medtronic to distribute.

Regulatory Approvals

This transaction is not subject to any state, federal, or other governmental body approvals.

Appraisal Rights

Under Delaware General Corporation Law, Vision-Sciences stockholders are not entitled to appraisal rights in connection with this transaction.

Special Factors Regarding the Transaction

In addition to the risks and uncertainties that are described in Vision-Sciences’ Annual Report on Form 10-K for the fiscal year ended March 31, 2006, a copy of which will be sent to you upon request as described at the end of this proxy statement, under “Item 1A - Risk Factors” and, as applicable, subsequently filed Quarterly Reports on Form 10-Q, copies of which will be sent to you upon request as described at the end of this proxy statement, you should carefully consider the following additional risk factors:

Vision-Sciences does not intend to distribute any proceeds from the transaction to its stockholders.

Vision-Sciences does not intend to distribute any of the proceeds from the transaction to its stockholders. Such proceeds will be used to fund the operation of Vision-Sciences’ remaining divisions following the transaction as discussed in this Proxy Statement.

Vision-Sciences will be restricted in its ability to do business in the ENT market as a result of the non-compete provision in the Asset Purchase Agreement.

We have agreed to a ten (10) year non-compete provision with Medtronic after the closing which restricts our ability to operate or have any interest in the ownership or operation of any entity which competes with ENT endoscopes. See “—The Asset Purchase Agreement—Non-Compete.”

Vision-Sciences will focus on its remaining segments and will emphasize developing and introducing new innovative products in the fields of endoscopy and sheath technology after consummation of the transaction which may not result in a successful business model.

The ENT EndoSheaths® products being sold in the Asset Sale represent 30% and 40% of our revenue during the fiscal year ended March 31, 2006 and the six months ended September 30, 2006, respectively. After the transaction, we will continue to operate our remaining divisions and will emphasize on developing and introducing new innovative products in the fields of endoscopy and sheathes. We cannot assure you that this business plan will be profitable.

Vision-Sciences is obligated to indemnify Medtronic under certain circumstances

We have agreed to indemnify Medtronic and its representatives for losses resulting from:

•       any breach of a representation or warranty of Vision-Sciences;

•       any breach of a covenant or obligation of Vision-Sciences;

•       any failure by Vision-Sciences to perform or discharge any obligations or liabilities or resolve any claims against Vision-Sciences not included within the assumed liabilities; and

•       any third party actions arising from these breaches or failures.

Vote Required and Recommendation of the Board of Directors

The proposal to ratify, authorize and approve the transaction will require the affirmative vote of a majority of Vision-Sciences’ outstanding shares in order to be approved by Vision-Sciences’ stockholders. Certain shareholders, who collectively own shares of Vision-Sciences’ Common Stock entitling the holders to 17,648,446 votes, or approximately [   ]% of the total votes as of the record date, have entered into voting agreements pursuant to which they agree to vote to ratify, authorize and approve the Asset Sale.

The Board Of Directors recommends that you vote in favor of Proposal 1.

OWNERSHIP OF SECURITIES

The following table sets forth the beneficial ownership of Common Stock as of January 23,2007 (i) by each person who is known by Vision-Sciences to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each current director or nominee for director, (iii) by each of the executive officers of Vision-Sciences and (iv) by all current directors and executive officers as a group:

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned (2)		Percentage of Outstanding Common Stock Beneficially Owned (3)
Ron Hadani	1,120,000	(4)	3.1%
Yoav M. Cohen	0		*
Mark S. Landman	219,500	(5)	*
David W. Anderson	8,000	(6)	*
Kenneth W. Anstey	205,290	(7)	*
Warren Bielke	8,000	(8)	*
Katsumi Oneda	8,370,190	(9)	23.8%
Lewis C. Pell	8,257,702	(10)	23.5%
John J. Wallace	28,000	(11)	*
Capital Research & Management Company	1,884,500	(12)	5.4%
Perceptive Life Sciences Master Fund, Ltd.	3,572,190	(13)	10.2%
Pentax Corporation	2,000,000	(14)	5.7%
All current directors and executive officers as a group (10 persons)	18,216,882	(15)	51.8%

                 *  Less than 1% of the shares of Common Stock outstanding

       (1)  Unless otherwise indicated, the address of each beneficial owner is c/o Vision-Sciences, Inc., 40 Ramland Road South, Suite 1, Orangeburg, New York 10962

       (2)  Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The number of shares of Common Stock beneficially owned by each director, nominee for director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership.

       (3)  The number of shares deemed outstanding includes 35,172,728 shares outstanding as of January 23, 2007 and any shares subject to stock options and warrants held by the person or entity in question that are currently exercisable or exercisable within sixty (60) days after January 23, 2007.

       (4)  Comprised of 1,120,000 shares subject to stock options currently exercisable or exercisable within sixty (60) days after January 23, 2007.

       (5)  Comprised of 207,500 shares subject to stock options currently exercisable or exercisable within sixty (60) days after January 23, 2007.

       (6)  Includes 8,000 shares subject to stock options currently exercisable or exercisable within sixty (60) days after January 23, 2007.

       (7)  Includes 44,000 shares subject to stock options currently exercisable or exercisable within sixty (60) days after January 23, 2007.

       (8)   Includes 8,000 shares subject to stock options currently exercisable or exercisable within sixty (60) days after January 23, 2007.

       (9)   Includes 37,500 shares and 47,500 shares held of record and beneficially owned by Mr. Oneda’s son and daughter, respectively. Mr. Oneda disclaims beneficial ownership of these shares. Also includes warrants to purchase 92,593 common shares at $3.75 per share, which became exercisable on March 31, 2006.

(10)   Includes 50,000 shares and 37,500 shares held of record and beneficially owned by Mr. Pell’s wife and child, respectively. Mr. Pell disclaims beneficial ownership of these shares. Also includes warrants to purchase 92,593 common shares at $3.75 per share, which became exercisable on March 31, 2006. The address for such stockholder is c/o Machida Incorporated 40 Ramland Road South, Orangeburg, New York 10962.

(11)   Includes 28,000 shares subject to stock options currently exercisable or exercisable within 60 days after January 23, 2007.

(12)   Based solely on the Schedule 13G, dated February 10, 2006, filed jointly by Capital Research and Management Company (“Capital Research”) and SMALLCAP World Fund, Inc. (“SMALLCAP”). Capital Research is an investment advisor, registered under Section 203 of the Investment Advisors Act of 1940, to SMALLCAP and consequently has voting control and investment discretion over securities held by SMALLCAP. Capital Research disclaims beneficial ownership of the shares held by SMALLCAP. The mailing address of the beneficial owner is 33 South Hope Street, Los Angeles, CA 90071.

(13)   Includes (i) 2,222,222 shares and 740,740 shares held of record and beneficially by Perceptive Life Sciences Master Fund, Ltd. (“Perceptive”) and/or its affiliated funds and Joseph Edelman, respectively, (ii) warrants to purchase an aggregate of 609,228 common shares held by Perceptive and Mr. Edelman, at $3.75 per share, which became exercisable on March 31, 2006, and (iii) excludes warrants to purchase 131,512 common shares held by Perceptive and Mr. Edelman which would cause Perceptive and Mr. Edelman, collectively, to beneficially own in excess of 10.2% of the outstanding shares of Common Stock of Vision-Sciences, as prohibited by the terms of the warrants held by them. Mr. Edelman is the managing member of Perceptive Advisors LLC, the investment manager of Perceptive. The address for such stockholder is 7284 W. Palmetto Park Rd., Suite 306, Boca Raton, FL 33433.

(14)   Based on information provided by Pentax Corporation. The address for the beneficial owner is 2-36-9, Maeno-cho, Itabashi-Ku Tokyo 174-8639 Japan.

(15)   Includes, as to all directors and executive officers as a group, 1,600,686 shares subject to stock options and warrants that are currently exercisable or exercisable within sixty (60) days after January 23, 2007. Also includes shares for which certain individuals have disclaimed beneficial ownership, as set forth in the above footnotes

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that Vision-Sciences’ directors and executive officers, and persons who own more than 10% of a registered class of Vision-Sciences’ equity securities, file with the Securities and Exchange Commission reports of initial ownership of Vision-Sciences’ Common Stock and subsequent changes in that ownership and furnish Vision-Sciences with copies of all forms they file pursuant to Section 16(a). Form 4s were not filed on a timely basis to report option grants to Kenneth Anstey, John Wallace, Warren Bielke and David Anderson on August 3, 2006. Each of these reports has now been filed. In making this disclosure, Vision-Sciences has relied solely on copies of the reports that they have filed with the SEC.

OTHER MATTERS

Solicitation of Proxies

This solicitation of proxies is made on behalf of the Board of Directors of Vision-Sciences and Vision-Sciences will bear all costs of solicitation. In addition to solicitations by mail, Vision-Sciences’ directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and Vision-Sciences reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Vision-Sciences will reimburse them for their out-of-pocket expenses in this connection.

AVAILABLE INFORMATION

Vision-Sciences is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files periodic reports, proxy statements, and other information with the SEC, which may be inspected and copied at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. Stockholders can obtain copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. These filings are also being available to stockholders on the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the SEC by Vision-Sciences pursuant to the Securities Exchange Act of 1934, as amended, are incorporated by reference in this proxy statement:

1.                Annual Report on Form 10-K for the year ended March 31, 2006;

2.                Quarterly Report on Form 10-Q for the quarter ended June 30, 2006; and

3.                Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such document so modified or superseded, shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Copies (without exhibits) of the documents we incorporate by reference will be furnished by first class mail without charge to any person from whom the accompanying Proxy is solicited upon written or oral request to the Secretary, Vision-Sciences, Inc. at 940 Ramland Road South, Suite 1, Orangeburg, New York 10962, (845) 365-0600. Copies of these documents and our financial statements may also be found on the website of the Securities and Exchange Commission at http://www.sec.gov. If exhibit copies are requested, a reasonable copying charge may be imposed.

Vision Sciences’ Board of Directors knows of no other business that will be presented for consideration at the Special Meeting. If other matters are properly brought before the Special Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment. Discretionary authority with respect to such other matters is granted by the execution of the accompanying proxy.

By Order of the Board of Directors,

Lewis C. Pell, Chairman

January [    ], 2007

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR VOTE YOUR SHARES BY FACSIMILE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

ANNEX I

Execution Version

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of January 16, 2007 (the “Agreement”), by and among Medtronic Xomed, Inc., a Delaware corporation (“Medtronic”), and Vision-Sciences, Inc., a Delaware corporation (“Vision-Sciences”).

WITNESSETH:

WHEREAS, Vision-Sciences develops, manufactures and sells EndoSheath® Products for use in the Field of Use (as such terms are defined herein);

WHEREAS, the parties hereto desire that Vision-Sciences sell, transfer and assign to Medtronic, and Medtronic purchase from Vision-Sciences, all of the Specified Assets (as defined herein) of Vision-Sciences relating to the EndoSheath® Products, on the terms and for the consideration hereinafter provided;

WHEREAS, as a condition to Medtronic’s purchase of the Specified Assets, Vision- Sciences shall, pursuant to the terms of the License Agreement (as defined herein), grant Medtronic a perpetual worldwide exclusive royalty-free license to certain intangible assets for use in the Field of Use;

WHEREAS, as a condition to Vision-Sciences’ sale of the Specified Assets, Medtronic shall be appointed as the worldwide exclusive distributor for endoscopes for use with the EndoSheath® Products in the Field of Use, pursuant to the terms of the Amended Distribution Agreement (as defined herein); and

WHEREAS, in order to provide for the orderly and efficient transition of manufacturing of the EndoSheath® Products to Medtronic by Vision-Sciences, the parties shall enter into a Transition Services Agreement (as defined herein), pursuant to which Vision-Sciences shall undertake certain obligations with respect to the transfer of the Specified Assets and the establishment at Medtronic’ s facility of a manufacturing line for the manufacture of the EndoSheath® Products following the Closing (the “Transition Period”).

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1)                Specific Definitions.   As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Affiliate” of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. For purpose of this definition, “control” shall mean ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than fifty percent (5 0%) of the voting power in the case of a business entity other than a corporation.

“Amended Distribution Agreement” has the meaning set forth in Section 5.6.

“Assignment and Assumption Agreement” means the agreement in the form attached hereto as Exhibit A between Vision-Sciences and Medtronic under which Vision-Sciences shall assign to Medtronic,

and Medtronic shall assume from Vision-Sciences, all of Vision-Sciences’ rights and obligations, to the extent such rights and obligations arise following the Closing, under the Contracts.

“Assumed Liabilities” means the liabilities described in Section 2.5.

“Authorizations” has the meaning set forth in Section 3.7.

“Bill of Sale” means the document delivered by Vision-Sciences to Medtronic under which Vision-Sciences shall convey to Medtronic unencumbered title to the Specified Assets, in the form attached hereto as Exhibit B.

“Business Day” means any day other than a day on which commercial banking institutions located in New York are permitted to close.

“Closing” and “Closing Date” have the meanings set forth in Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means common stock of the Company.

“Company Stockholders” means the holders of Company Common Stock as of immediately prior to the Closing.

“Competing Product” means any product, product line, process formulation or service (including any component thereof) that is designed, developed, manufactured, marketed or sold by anyone other than Medtronic and (i) is competitive with or is of a similar type, performs similar functions, or is used for the same purposes as EndoSheath® Products (or all or any part of such product is or could be used as a replacement for EndoSheath® Products, including without limitation a disposable Endoscope product or any functional equivalent thereof); and (ii) is used in the Field of Use.

“Confidential Information” means information disclosed by or on behalf of one of the parties (the “disclosing party”) to the other party (the “receiving party”), generated under this Agreement, or otherwise learned by the receiving party from the disclosing party, excluding information which:

(a)    was already in the possession of the receiving party prior to its original receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with written proof thereof and, if received from a third party, that such information was acquired without any party’s breach of a confidentiality or non-disclosure obligation to the disclosing party related to such information);

(b)   is or becomes part of the public domain by reason of acts not attributable to the receiving party;

(c)    is or becomes available to the receiving party from a source other than the disclosing party which source has rightfully obtained such information and has no direct or indirect obligation of non-disclosure or confidentiality to the disclosing party with respect thereto; or

(d)   has been independently developed by or for the receiving party without breach of this Agreement or use of any Confidential Information of the other party (provided that the receiving party is able to provide the disclosing party with written proof thereof).

“Consents has the meaning set forth in Section 3.8.

“Contract(s)” means those contracts, purchase or sale orders, leases, licenses, commitments and other agreements listed on the Letter of Assets.

“Designated Patents” means the “Patents” as defined in the License Agreement.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Letter” means the disclosure letter delivered by Vision-Sciences to Medtronic concurrently with the execution and delivery of this Agreement, attached hereto as Exhibit C.

“Distribution Agreement” means the Exclusive Distribution Agreement dated as of August 6, 2003, as amended on January 26, 2004 and April 21, 2004, by and between Medtronic and Vision-Sciences.

“Endoscopes” means the endoscopes manufactured by Vision-Sciences for use in the Field of Use.

“EndoSheath® Products” means the products described on Schedule A, which schedule shall include both existing sheath-based products and potential sheath-based products currently under development, and any and all related sheath technology owned or controlled by Vision-Sciences which are useful for the development, manufacture and sale of products in the Field of Use or other use in the Field of Use.

“Environmental Laws” means any one or more of the following: (a) the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601 et seq.; the Federal Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6921 et seq.; the Clean Water Act, 33 U.S.C. § 1321 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300fet seq.; the Occupational Safety and Health Act of 1976, 29 U.S.C. § 651, all as they may be amended from time to time; any other federal, state, county, municipal, local or other statute, law, ordinance or regulation that relates to or deals with Hazardous Substances, human health or the environment, all as they may be amended from time to time; and all regulations promulgated by a regulatory body pursuant to any of the foregoing statutes, laws, regulations, or ordinances; and (b) to the extent that they apply specifically to Vision-Sciences, judgments, orders, decrees, injunctions, permits, concessions, grants, franchises, licenses or agreements, to the extent that either (a) or (b) relate to safety, human health, the environment or emissions, discharges, or releases of Hazardous Substances into the environment including ambient air, surface water, ground water, facilities, structures, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, Hazardous Substances, or wastes or the investigation, clean-up, or other remediation thereof.

“Excluded Assets” has the meaning set forth in Section 2.2.

“FDA” means the United States Food and Drug Administration.

“FDA Good Manufacturing Practices” means as defined in 21 Code of Federal Regulations Parts 210 through 226 and Parts 600 through 680 and in 21 Code of Federal Regulations Part 820.

“Field of Use” means the field of otorhinolaryngology (as defined by the American Academy of Otorhinolaryngology and Head and Neck Surgery), including, without limitation, sinus endoscopy, laryngoscopy, esophagoscopy and other applications or procedures where flexible or rigid scopes are inserted into the ear, nose or throat, all of the foregoing as and to the extent it is practiced by licensed otorhinolaryngologists.

“Hazardous Substance” means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products, pesticides, fertilizers, or any other pollutant, contaminant, chemical, material or substance defined as hazardous or as a pollutant or contaminant in, or the use, transportation, storage, release or disposal of which is regulated by, any Environmental Laws.

“Indemnified Parties” has the meaning set forth in Section 9.2.

“Initial Payment” has the meaning set forth in Section 2.4(a).

“Intellectual Property” means all forms of intellectual property in any jurisdiction and under any law, whether now or hereafter existing, including, without limitation: (a) inventions, discoveries, patent applications, patents (including letters patent, industrial designs, and inventor’s certificates), design registrations, invention disclosures, and applications to register industrial designs, and any and all rights to any of the foregoing anywhere in the world, including any provisionals, substitutions, extensions, supplementary patent certificates, reissues, re-exams, renewals, divisions, continuations, continuations in part, continued prosecution applications, and other similar filings or notices provided for under the laws of the United States, or of any other country; (b) trademarks and any all rights thereto anywhere in the world; (c) trade secrets and other confidential or non-public business information, including ideas, formulas, compositions, inventor’s notes, discoveries, improvements, concepts, know-how, manufacturing and production processes and techniques, testing information, research and development information, data resulting or derived from research activities, blue prints, drawings, specifications designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and related information; (d) copyrights, whether or not registered, and any non-registered copyright to any writings and other copyrightable works of authorship, including source code, object code, documentation (whether or not released), and databases; (e) integrated circuit topographies and mask works; (f) moral rights; (g) features of shape, configuration, pattern or ornament; and (h) registrations of, and applications to register, any of the foregoing with any governmental entity and any renewals or extensions thereof and all other rights to any of the foregoing.

“Inventory” or “Inventories” means finished goods, raw materials and ingredients, work in process, consignment goods, wares and merchandise relating to EndoSheath® Products.

“Know-How” means all know-how, trade secrets, inventions, discoveries and technical information owned by or licensed (with the right to sublicense) to Vision-Sciences which are necessary or useful for designing, developing, processing, manufacturing, using or selling EndoSheath® Products, including but not limited to information embodied in drawings, designs, copyrights, material specifications, processing instructions, formulas, equipment specifications, product specifications, confidential data, computer software, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto, and all amendments, modifications and improvements to any of the foregoing.

“knowledge” of Vision-Sciences means, with respect to the individual officers and employees of Vision-Sciences listed on Schedule B, actual knowledge of such individuals or the knowledge any of such individuals would reasonably be expected to have, assuming reasonable inquiry of any facts or circumstances actually known to and recognized by such persons to create significant doubt concerning the accuracy of any representation, warranty, or statement without regard to such “knowledge” qualifier.

“Letter of Assets” means the listing of assets attached hereto as Schedule C.

“Liens” means liens, mortgages, charges, security interests, pledges, encumbrances, assessments, restrictions or other third-party claims of any nature.

“License Agreement” means the License Agreement to be executed at Closing substantially in the form of Exhibit D.

“Material Adverse Effect” shall have the meaning set forth in Section 3.2.

“Medtronic” means Medtronic, Inc., and except where the context otherwise requires shall include its Affiliates.

“Medtronic Indemnified Parties” has the meaning set forth in Section 9.1.

“Medtronic Plant” means Medtronic’s manufacturing facility located at 6743 Southpoint Drive North, Jacksonville, Florida.

“Milestone 1” means as defined in the Transition Services Agreement.

“Milestone 2” means as defined in the Transition Services Agreement.

“Notice of Dispute” has the meaning set forth in Section 11.6(b).

“Prime Rate” means, for any calendar quarter, the prime commercial lending rate quoted by Wells Fargo National Association as in effect on the first day of such quarter.

“Product Liability” means any liability, claim or expense related to the EndoSheath® Products, including but not limited to reasonable attorneys’ fees and medical expenses, arising in whole or in part out of a breach of any express or implied product warranty, strict liability in tort, negligent manufacture of product, negligent provision of services, product recall, or any other allegation of liability arising from the design, testing, manufacture, packaging, labeling (including instructions for use), marketing, distribution or sale of Endo Sheath® Products (whether for clinical trial purposes, commercial use or otherwise).

“Purchase Price” has the meaning set forth in Section 2.3.

“Response to Dispute” has the meaning set forth in Section 11.6(b).

“Retained Liabilities” has the meaning set forth in Section 2.6.

“Specified Assets” means all of the assets set forth on the Letter of Assets, together with the Vision-Sciences Product Information and Vision-Sciences Regulatory Information.

“Taxes” (and “Tax”)” means all taxes, additions to tax, penalties, interest, fines, duties, withholdings, assessments, and charges assessed or imposed by any governmental authority, including but not limited to all national, federal, state, county, local and foreign income, profits, gross receipts, import, ad valorem, real and personal property, franchise, license, sales, use, value added, stamp, transfer, withholding, payroll, employment, excise, custom, duty, and any other taxes, obligations and assessments of any kind whatsoever; the foregoing shall include, but not be limited to, any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability under any Tax allocation, Tax sharing, Tax indemnity or similar agreement.

“Trademarks” means the trademarks and trademark applications, together with any registrations that may issue based thereon, set forth in Schedule D.

“Transaction Documents” means this Agreement, the License Agreement, the Transition Agreement, the Amended Distribution Agreement, the Assignment and Assumption Agreement and the Bill of Sale and all documents ancillary thereto.

“Transfer and Sales Taxes” means all sales tax, use taxes, stamp taxes, conveyance taxes, transfer taxes, filing fees, recording fees, prepayment fees or penalties, reporting fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Specified Assets or the Assumed Liabilities hereunder and the filing of any instruments relating to such transfer.

“Transition Completion Date” means the date of completion of Vision-Sciences’ obligations under the Transition Services Agreement with respect to the physical transfer, installation and operation of the Specified Assets related to the manufacture of EndoSheath® Products.

“Transition Period” has the meaning set forth in the recitals hereto.

“Transition Services Agreement” has the meaning set forth in Section 5.8.

“Vision-Sciences Indemnified Parties” has the meaning set forth in Section 9.2.

“Vision-Sciences Intellectual Property” means Intellectual Property that is used by Vision-Sciences in connection with or otherwise necessary for the development, manufacture or sale of EndoSheath® Products, including without limitation the Designated Patents, Trademarks and Know-How.

“Vision-Sciences Product Information” means all records, reports (internal and external), submissions (internal and external), data, files, marketing materials, specifications, manufacturing documentation and quality assurance information associated with any products or concepts, or development or manufacturing thereof, that have been created, initiated and/or conducted by Vision-Sciences relating to the Specified Assets and/or the EndoSheath® Products.

“Vision-Sciences Regulatory Information” means all authorizations, permits, licenses, records, reports (internal and external), submissions (internal and external), data and files associated with regulatory requirements and communications between Vision-Sciences and outside regulatory bodies worldwide, including without limitation the FDA, TUV, and other governmental agencies, relating to the Specified Assets and/or the EndoSheath® Products.

1.2)                Other Terms.   Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

ARTICLE 2
PURCHASE, SALE AND TRANSFER OF SPECIFIED ASSETS

2.1)                Purchased Assets.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, Vision-Sciences agrees to sell, transfer, assign and convey to Medtronic, and Medtronic agrees to purchase, the Specified Assets free and clear of all Liens.

(b)   The transfer of the Specified Assets to and the assumption of the Assumed Liabilities by Medtronic at the Closing shall be effected by (i) the delivery of the Bill of Sale by Vision-Sciences to Medtronic and (ii) by the execution of the Assignment and Assumption Agreement by the parties.

2.2)                Excluded Assets.   Vision-Sciences shall retain all of its respective right, title and interest in and to (i) all Inventory and (ii) all rights to any receivables or other payments related to the manufacture and sale of the EndoSheath® Products arising or accruing prior to the Closing Date, and (iii) subject to the accuracy of the representation and warranty contained in Section 3.9 (Title to and Condition of Specified Assets), any and all assets of Vision-Sciences that are not listed on the Letter of Assets (the “Excluded Assets”).

2.3)                Purchase Price.   The total consideration from Medtronic for the Specified Assets (the “Purchase Price”) shall be Thirty-Four Million Dollars ($34,000,000), subject to the contingencies set forth in Section 2.4 hereof.

2.4)                Payment of Purchase Price.   The Purchase Price shall be paid as follows:

(a)    On the Closing Date, Medtronic shall pay to Vision-Sciences by wire transfer of immediately available funds, to a bank account designated in writing by Vision-Sciences, an amount equal to Twenty-Seven Million Dollars ($27,000,000) (the “Initial Payment”).

(b)   Within three (3) Business Days of the occurrence of Milestone 1, Medtronic shall pay to Vision-Sciences by wire transfer of immediately available funds, to a bank account designated in writing by Vision-Sciences, an amount equal to One Million Dollars ($1,000,000), subject to the terms and conditions set forth in the Transition Services Agreement, less any reductions thereto permitted pursuant to Article 9 of this Agreement.

(c)    Within three (3) Business Days of the occurrence of Milestone 2, Medtronic shall pay to Vision-Sciences by wire transfer of immediately available funds, to a bank account designated in writing by Vision-Sciences, an amount equal to One Million Dollars ($1,000,000), subject to the terms and conditions set forth in the Transition Services Agreement, less any reductions thereto permitted pursuant to Article 9 of this Agreement.

(d)   Within three (3) Business Days of the Transition Completion Date, Medtronic shall pay to Vision-Sciences by wire transfer of immediately available funds, to a bank account designated in writing by Vision-Sciences, an amount equal to Two Million Dollars ($2,000,000), subject to the terms and conditions set forth in the Transition Services Agreement, less any reductions thereto permitted pursuant to Article 9 of this Agreement.

(e)    On the date that is fifteen (15) months following the Closing Date, Medtronic shall pay to Vision-Sciences by wire transfer of immediately available funds, to a bank account designated in writing by Vision-Sciences, an amount equal to Three Million Dollars ($3,000,000), less any reductions thereto permitted pursuant to Article 9 of this Agreement.

2.5)                Assumed Liabilities.   Subject to Section 2.6, at the Closing, Medtronic shall assume and agree to pay, perform and discharge in due course only those liabilities and obligations (the “Assumed Liabilities”) that accrue for periods subsequent to the Closing under those Contracts listed on the Letter of Assets (it being understood that Medtronic shall not assume any liabilities or obligations, or portions thereof, with respect to such Contracts, including any breaches, defaults or other events or actions thereunder, that arise or are accrued as of or for periods prior to the Closing) and all liabilities to the extent arising from Medtronic’ s manufacture and sale of EndoSheath® Products after the Closing.

2.6)                Retained Liabilities.   The parties agree that Medtronic is not, nor shall be considered, the successor to Vision-Sciences, and that Medtronic does not hereby agree to assume or become liable to pay, perform or discharge any obligation or liability whatsoever of Vision- Sciences or relating to the Specified Assets arising or accruing for periods prior to the Closing or any former or present employees of Vision-Sciences (the “Retained Liabilities”). Without limitation of the foregoing provisions of this Section 2.6, it is expressly agreed and understood that Medtronic shall not assume any of the following obligations or liabilities of Vision-Sciences:

(a)    any obligation, commitment or liability of or claim against Vision-Sciences that may arise from any lawsuits, actions or proceedings against Vision-Sciences, or any obligation or liability of Vision-Sciences under any Environmental Laws related to or arising out of events occurring prior to Closing;

(b)   any Product Liability relating to (i) any product sold, or service performed, by Vision-Sciences prior to the Closing Date, or (ii) any finished goods manufactured prior to the Closing Date so long as such products are not repackaged, resterilized or otherwise physically modified by Medtronic; or

(c)    any other liability, obligation or undertaking of Vision-Sciences of any kind or nature whatsoever, whether known or unknown, fixed or contingent, determined or determinable, due or not yet due, or otherwise, that is not expressly assumed by Medtronic under Section 2.5.

Notwithstanding anything contained in this Agreement to the contrary, the parties agree that any Product Liability claims based on EndoSheath® Products manufactured or sold by Vision-Sciences to Medtronic for distribution in the Territory (as defined in the Distribution Agreement) prior to the Closing (or after the Closing during the Transition Period pursuant to the Amended Distribution Agreement) shall continue be governed by the terms of the Distribution Agreement.

2.7)                Allocation of Purchase Price.   Set forth in a letter to be delivered by Medtronic to Vision-Sciences concurrently with the execution and delivery of this Agreement or the other Transaction Documents is an allocation of the Purchase Price among the Specified Assets and the licenses granted under the License Agreement. The allocation has been agreed to by Vision- Sciences and Medtronic after arm’s-length negotiations and in accordance with Section 1060 of the Code and other applicable laws. Vision-Sciences and Medtronic will, to the extent permitted by applicable law, adopt and utilize the amounts allocated to each asset or class of assets, as such allocations may be adjusted pursuant to this Agreement, for purposes of all federal, state, local and other tax returns or reports, in any claim for refund, or otherwise with respect to such tax returns or reports. Each party agrees to timely file an IRS Form 8594 reflecting the allocation of the Purchase Price and the Assumed Liabilities among the Specified Assets for the taxable year that includes the Closing and to timely file any comparable or similar forms required by applicable state, local, and foreign tax laws.

2.8)                Transfer and Sales Taxes.   Vision-Sciences shall promptly pay all Transfer and Sales Taxes imposed upon Vision-Sciences, and Medtronic shall promptly pay all Transfer and Sales Taxes imposed upon Medtronic. The Purchase Price includes an amount sufficient to satisfy any Transfer and Sales Taxes to be paid by Vision-Sciences.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF VISION-SCIENCES

Vision-Sciences represents and warrants to Medtronic as follows:

3.1)                Organization; Directors and Officers.   Vision-Sciences is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Vision- Sciences has all necessary power and authority to own its properties and assets and conduct the business presently being conducted by it.

3.2)                Authority.   Vision-Sciences has full power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement and the other Transaction Documents have been duly authorized by all necessary corporate action, executed, and delivered by Vision-Sciences, and constitutes legal, valid and binding agreements of Vision-Sciences, enforceable against it in accordance with its terms, subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. No further proceeding on the part of Vision-Sciences is necessary to authorize this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. Neither the execution and delivery of this Agreement or the other Transaction Documents nor compliance by Vision-Sciences with the terms and provisions hereunder and thereunder will violate (i) any provision of the certificate of incorporation, bylaws or other governing instruments of Vision-Sciences, (ii) any contract, governmental permit or license of Vision-Sciences, or (iii) to Vision-Sciences’ knowledge, any law, statute, regulation, injunction, order or decree of any government agency or authority or court to which Vision-Sciences or any of the Specified Assets is subject except where such violation does not or can not reasonably be expected to have a material adverse effect on the Specified Assets or the Vision-Sciences Intellectual Property or otherwise on the manufacture or sale of Endo Sheath® Products (a “Material Adverse Effect”).

3.3)                Financial Information.   Section 3.3 of the Disclosure Letter sets forth certain financial information relating to the Vision-Sciences manufacture and sale of EndoSheath® Products (the “Financial Information”). The Financial Information is true and correct in all material respects, and has been prepared based on the books and records of Vision-Sciences as maintained in the ordinary course of business and used in the preparation of Vision-Sciences financial statements for the periods for which such Financial Information has been provided.

3.4)                Absence of Undisclosed Liabilities.   In the twelve (12)-month period prior to the date hereof, Vision-Sciences has not incurred any debts, liabilities, claims against or obligations, and to Vision-Sciences’ knowledge, there is no reasonable legal basis therefor, that may adversely affect Vision-Sciences’ ability to perform its obligations hereunder or may adversely affect the ownership of the Specified Assets or the use thereof by Medtronic in the same manner currently used by Vision-Sciences, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including but not limited to liabilities on account of taxes, other governmental charges, duties, penalties, interest or fines. Vision-Sciences has no claims or rights with respect to, nor has Vision-Sciences created any Liens on, the Specified Assets.

3.5)                Absence of Certain Changes and Events.   Since December 31, 2005, there has not been any (i) Material Adverse Effect; or (ii) to Vision-Sciences’ knowledge, any occurrence or event that could reasonably be expected to have a Material Adverse Effect.

3.6)                Litigation and Claims.   There are no actions, suits, claims, or proceedings pending or, to Vision-Sciences’ knowledge, threatened against or by Vision-Sciences relating to the Specified Assets or Assumed Liabilities, at law, in equity or otherwise, in, before, or by, any court, arbitrator, or governmental agency or authority, and, to the knowledge of Vision-Sciences, no reasonable basis for any such claim exists. There are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against or affecting Vision-Sciences relating to any of the Specified Assets or Assumed Liabilities. In the three (3) years prior to the date hereof, Vision-Sciences has not incurred any uninsured or insured Product Liability, or received a claim based upon alleged Product Liability and, to Vision-Sciences’ knowledge, no basis for any such claim exists.

3.7)                Compliance with Law.   The development, manufacture and sale of EndoSheath® Products as currently conducted by Vision-Sciences has not violated and is not in violation of any applicable law, ordinance or regulation of any governmental entities. All governmental approvals, registrations, notifications, permits, licenses and other permissions or authorizations (collectively, “Authorizations”) required in connection with the contemplated use of Specified Assets and/or the development, manufacture and sale of Endo Sheath® Products as currently conducted by Vision-Sciences have been obtained and are in full force and effect and are being complied with. In the three (3) years prior to the date hereof, Vision-Sciences has not received any written notification of any asserted past or present violation of any applicable law, ordinance or regulation, or any written complaint, inquiry or request for information from any governmental entity relating thereto in connection with the Specified Assets or the development, manufacture or sale of the EndoSheath® Products. Other than as specified in Section 3.7 of the Disclosure Letter, neither Vision-Sciences nor any of the Specified Assets is the subject of any federal, state or local enforcement action or, to the knowledge of Vision-Sciences, other investigation. All documentation, correspondence, reports, data, analysis and certifications relating to or regarding the Endo Sheath® Products filed or delivered (or, if amended, as of the date for which such amendment speaks) by or on its behalf to any governmental authority, agency or body were true and accurate when so filed or delivered and remain, to the extent required by any applicable laws, ordinances or regulations, true and accurate.

3.8)                Consents.   Section 3.8 of the Disclosure Letter lists each consent, approval, waiver or authorization (collectively, the “Consents”), that is legally or contractually required on the part of Vision-Sciences to duly and validly transfer or assign to Medtronic any of the Specified Assets or Assumed Liabilities, including the Contracts, as contemplated hereby.

3.9)                Title to and Condition of Specified Assets.   Vision-Sciences has full right, title and interest to the intangible Specified Assets and good and valid title to the tangible Specified Assets, free and clear of all Liens. The Specified Assets and the Designated Patents and other rights licensed under the License

Agreement include all assets, properties, rights, and interests necessary to enable Medtronic to manufacture and sell EndoSheath® Products, as currently manufactured and sold by Vision-Sciences and no additional assets, properties, rights, and interests which are used by Vision-Sciences outside the Field of Use, are required in order to enable Medtronic to manufacture Endo Sheath® Products, as currently manufactured by Vision- Sciences. All EndoSheath® Products that are currently under development by Vision-Sciences are set forth on Schedule A, which Schedule accurately sets forth the stage of development for each such EndoSheath® Product. The Specified Assets are in normal operating condition and free from any significant defects, ordinary wear and tear excepted, and have been properly serviced and maintained by Vision-Sciences. All of the Specified Assets are located at the locations set forth on the Letter of Assets.

3.10)             Intellectual Property.   All right, title and interest in and to the Vision-Sciences Intellectual Property licensed under the License Agreement is owned by Vision-Sciences or to the extent licensed by Vision-Sciences, is licensed exclusively to Vision-Sciences for use in applications including, but not limited to, in connection with EndoSheath® Products without royalties, fees or commissions, and free and clear of any Liens. The manufacture and sale of the EndoSheath® Products listed on Schedule A hereto by Vision-Sciences did not infringe, misuse, or misappropriate the rights, including Intellectual Property rights or contract rights, of others. The Vision-Sciences Intellectual Property has not been challenged in any judicial or administrative proceeding. Neither any shareholder nor any employee or consultant of Vision-Sciences (or the employer of any such consultant) has any rights in or to any of the Vision-Sciences Intellectual Property or any of the EndoSheath® Products. All Designated Patents are still pending in good standing and have not been abandoned, and all fees necessary to maintain such Designated Patents in full force and effect have been and as of the Closing will have been paid. To the knowledge of Vision-Sciences, other than as set forth on Section 3.10 of the Disclosure Letter, no person nor such person’s business nor any of its products has infringed, misused, or misappropriated the Vision-Sciences Intellectual Property or currently is infringing, misusing, misappropriating or conflicting with such rights. All former or current employees or independent contractors of Vision-Sciences that had or have access to Vision-Sciences’ confidential information that relates to EndoSheath® Products or Vision-Sciences Intellectual Property have entered into customary confidentiality and invention assignment agreements with Vision-Sciences.

3.11)             Taxes.   For the three years ended December 31, 2005, with respect to the Specified Assets: (i) Vision-Sciences has timely filed all tax or assessment reports and tax returns (including any applicable information returns) that may be required by any law or regulation of any jurisdiction to be filed by or on behalf of Vision-Sciences, (ii) Vision-Sciences has duly paid, deposited or accrued on its books of account, all Taxes (including estimated Taxes) pursuant to such reports and returns, or assessed against Vision-Sciences, or which Vision-Sciences is obligated to withhold from amounts owing to any employee, (iii) neither the assessment of any additional Taxes that by law should have been reported or paid or in accordance with generally accepted accounting principles should have been accrued, nor any investigation or audit, is pending or, to the best of Vision-Sciences’ knowledge, threatened or expected, (iv) no taxing or assessment authority has indicated to Vision-Sciences any intent to conduct an audit or other investigation or asserted any unresolved deficiencies with respect to Tax liabilities of Vision- Sciences for any period, and to the knowledge of Vision-Sciences there are no facts or circumstances that would give rise thereto, and (v) Vision-Sciences has not waived any statute of limitations in respect of foreign, federal, state or local Taxes or agreed to any extension of time with respect to an assessment of deficiency with respect to such Taxes.

3.12)             Manufacturing Processes.   Vision-Sciences has delivered to Medtronic complete and accurate written documentation of the processes and procedures used or necessary to manufacture EndoSheath® Products as currently manufactured by Vision-Sciences (the “Manufacturing Documentation”). Products manufactured by Vision-Sciences in accordance with the Manufacturing Documentation will conform to the specifications established therefor and with FDA Good Manufacturing

Practices and all other regulatory requirements at volumes currently manufactured by Vision-Sciences. The Vision-Sciences Product Information includes all processes, methods, techniques, procedures, trade secrets and Know-How used or necessary to manufacture the EndoSheath® Products at volumes currently manufactured by Vision-Sciences.

3.13)             Relations with Customers and Suppliers.   Section 3.13 of the Disclosure Letter sets forth a true and accurate list of all authorized distributors that distribute EndoSheath Products and/or Endoscopes on behalf of Vision-Sciences and a true and accurate list of the countries where each such distributor is authorized to distribute EndoSheath Products and/or Endoscopes on behalf of Vision-Sciences. Vision-Sciences has not received any information from any customer (excluding for this purpose Medtronic) that accounted for more than two percent (2%) of the revenues derived from the sale of EndoSheath® Products during the last full fiscal year to the effect that such customer intends to decrease the amount of the business it does with Vision- Sciences. No material supplier of Vision-Sciences has cancelled any contract or order for provision of, and to Vision-Sciences’ knowledge, there has been no threat by any such supplier not to provide raw materials, products, supplies, or services to the business associated with the Specified Assets.

3.14)             Warranties/Product Liability Claims.   All EndoSheath® Products manufactured or sold and all services provided by Vision-Sciences have complied, and are in compliance with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable governmental, trade association or regulatory specifications therefor or applicable thereto, including FDA Good Manufacturing Practices. Records relating to all product and service warranties and product return, sales credit, discount, warehouse allowance, advertising allowance, demo sales and credit policies of Vision-Sciences have been made available to Medtronic. All EndoSheath® Products that Vision-Sciences has manufactured, distributed or sold in the three (3) years prior to the date hereof were free from defects in material or workmanship, good working order and function properly and in conformity with published specifications and documentation. In the three (3) years prior to the date hereof, Vision-Sciences has not incurred any uninsured or insured Product Liability, or received a claim based upon alleged Product Liability with respect to any then-existing EndoSheath® Products, and, to Vision-Sciences’ knowledge, no basis for any such claim exists. To Vision-Sciences’ knowledge, Vision-Sciences does not have any liability or obligation with respect to any Product Liability relative to the EndoSheath® Products, whether or not heretofore asserted, or product recalls related to products manufactured, distributed or sold at or prior to the Closing. Section 3.14 of the Disclosure Letter also sets forth a true, correct and complete list of all complaint, warranty claim and defective product claims related to the EndoSheath® Products and/or the Specified Assets in the three (3) years prior to the date hereof.

3.15)             Environmental Matters.   Except as specifically set forth in Section 3.15 of the Disclosure Letter: (a) Vision-Sciences has obtained, and is in compliance with, all permits, licenses or other approvals necessary under the applicable Environmental Laws with respect to the Specified Assets, and is in compliance with all applicable Environmental Laws; (b) to Vision- Sciences’ knowledge, no capital or other expenditures are necessary so that the Specified Assets comply with any applicable Environmental Law; (c) Vision-Sciences is not and has not been or are subject to any actual or, to Vision-Sciences’ knowledge, threatened investigations, administrative proceedings, litigation, regulatory hearings, or other action threatened, proposed or pending that alleges (i) actual or threatened violation of or noncompliance with any applicable Environmental Law, or (ii) actual or threatened personal injury or property damage or contamination of any kind resulting from a release or threatened release of a Hazardous Substance in connection with or resulting from the Specified Assets; (d) Vision-Sciences has not taken or failed to take any action that could reasonably be expected to result in (i) actual or threatened violation of or noncompliance with any applicable Environmental Law with respect to the Specified Assets, or (ii) actual or threatened personal injury or property damage or contamination resulting from a release of a Hazardous Substance that requires remediation or other similar corrective action under any applicable

Environmental Laws with respect to the Specified Assets; and (e) no Hazardous Substances have been used, manufactured, generated, transported, released or disposed of in violation of any applicable Environmental Law by Vision-Sciences in connection with the Specified Assets. Vision-Sciences has delivered to Medtronic true and complete copies of all material reports, studies or tests in the possession of or initiated by Vision-Sciences that pertain to Hazardous Substances or other environmental concerns regarding the Specified Assets.

3.16)             Contracts.   Each Contract is valid and subsisting and is in full force and effect in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and there have been no amendments, creditors modifications, or supplements to any such Contracts. Prior to the date of this Agreement, Vision-Sciences has delivered to Medtronic true and complete copies of all such Contracts. There is no material default by Vision-Sciences nor has Vision-Sciences received any written claim of default by Vision-Sciences, or by any other party thereto, under any such Contract and, to Vision-Sciences’ knowledge, no event has occurred that, with the passage of time or the giving of notice or both, could reasonably be expected to constitute a material default by Vision-Sciences or any other party thereto under any such Contract, or could reasonably be expected to permit modification, acceleration, or termination of any such Contract, or result in the creation of any Lien on any of the Specified Assets.

3.17)             WARN Act.   Vision-Sciences has not taken and does not intend to take any action that could constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder (“WARN”) or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice law in connection with the transactions contemplated by this Agreement. Except as set forth on Section 3.17 of the Disclosure Letter, Vision-Sciences presently does not intend to take any action that would result in an Employment Loss by any Employee of Vision-Sciences between the date of this Agreement and the Closing Date. “Employment Loss” means (i) an employment termination, other than a discharge for cause, voluntary departure or retirement, (ii) a layoff exceeding six (6) months or (iii) a reduction in hours of work of more than fifty percent (50%) in each month of any six (6) month period.

3.18)             No Finders.   Neither Vision-Sciences nor any of its Affiliates is obligated to pay a brokerage commission, finder’s fee or other like payment to any third party in connection with the transactions contemplated by this Agreement.

3.19)             Disclosure.   Neither the representations and warranties of Vision-Sciences contained in this Article 3 nor the Disclosure Letter delivered by Vision-Sciences in connection with this Agreement contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF MEDTRONIC

Medtronic represents and warrants to Vision-Sciences as follows:

4.1)                Organization of Medtronic.   Medtronic is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Medtronic has all necessary power and authority to own its properties and assets and conduct the business presently being conducted by it.

4.2)                Authority.   Medtronic has full power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized by all corporate action, executed, and delivered by Medtronic, and constitutes a legal, valid and binding agreement of Medtronic, enforceable against Medtronic in accordance with its terms, subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. No further proceeding on the part of Medtronic is necessary to authorize this Agreement and the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor compliance by Medtronic with its terms and provisions will violate (i) any provision of the articles of incorporation or bylaws of Medtronic, (ii) any contract, permit or license of Medtronic, or (iii) any law, statute, regulation, injunction, order or decree of any government agency or authority or court to which Medtronic or any of Medtronic’s assets are subject.

4.3)                Litigation and Claims.   As of the date of this Agreement, there are no actions, suits, claims, or proceedings pending or, to Medtronic’ knowledge, threatened against or by Medtronic in connection with or relating to the transactions contemplated by this Agreement or the other Transaction Documents, at law, in equity or otherwise, in, before, or by, any court, arbitrator, or governmental agency or authority, and, to the knowledge of Medtronic, no reasonable basis for any such claim exists.

4.4)                No Finders.   No act of Medtronic or any of its Affiliates has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement.

ARTICLE 5
CERTAIN COVENANTS AND AGREEMENTS

5.1)                Approvals and Consents/Stockholder Approval.   Vision-Sciences will obtain, at its cost and expense, all approvals and Consents of all third parties necessary for the sale and transfer of the Specified Assets as contemplated herein. As a precautionary measure, and without acknowledging the requirement for such consent, Vision-Sciences agrees to take all action necessary or advisable in accordance with the DGCL and Vision-Sciences’ Certificate of Incorporation and Bylaws to obtain the approval by the Company Stockholders of this Agreement and the transactions contemplated hereby in accordance with the DGCL and Vision-Sciences’ Certificate of Incorporation and Bylaws at a meeting of the Company Stockholders (the “Stockholder Approval”) as soon as practicable after the date hereof. Vision-Sciences will, prior to distributing or otherwise circulating any notices, directives, or other communications directed to all or groups of stockholders relating to the transactions contemplated hereby, consult with Medtronic and give Medtronic reasonable opportunity to comment thereon.

5.2)                Cooperation by Medtronic.   Medtronic shall execute and deliver such instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Vision-Sciences, to confirm and assure the rights and obligations provided for in this Agreement or the other Transaction Documents and render effective the consummation of the transactions contemplated hereby and thereby.

5.3)                Preserve Accuracy of Representations and Warranties.   Vision-Sciences shall refrain from taking any action or inaction, except with the prior written consent of Medtronic, that would render any representation, warranty, covenant, or agreement of Vision-Sciences in this Agreement inaccurate or breached in any material respect as of the Closing. At all times prior to the Closing, Vision-Sciences will promptly inform Medtronic in writing with respect to any matters hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter.

5.4)                Pre-Closing Access to Information and Records.   Subject to Section 11.12, prior to the Closing and until the transactions contemplated by the Transition Services Agreement are complete, Vision-Sciences shall permit Medtronic and such persons as it may designate, at Medtronic’s expense, to visit and inspect any of the properties of Vision-Sciences relating to the Specified Assets, and to examine the Vision-Sciences Product Information and Vision-Sciences Regulatory Information and take copies and extracts therefrom, all at reasonable times and upon reasonable notice.

5.5)                Further Assurances.   At such times and from time to time on and after the Closing Date, upon reasonable request by Medtronic, Vision-Sciences will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances that may reasonably be required for the better conveying, transferring, assigning, delivering and confirming ownership to, or reducing to the possession of, Medtronic or its respective successors and assigns all of the Specified Assets and to otherwise carry out the purposes of this Agreement. For avoidance of doubt, Vision-Sciences’ obligations from and after Closing pursuant to this Section 5.5 shall include the obligation to convey, transfer, assign, deliver and confirm ownership to, or reduce to the possession of, Medtronic or its respective successors and assigns any and all assets necessary to make the representations and warranties of Vision-Sciences set forth in Section 3.9 true and correct.

5.6)                Amended Distribution Agreement.   At or prior to the Closing Date, the parties shall enter into an amendment to the Distribution Agreement which amendment shall be in the form of Exhibit E (as amended, the “Amended Distribution Agreement”).

5.7)                [Intentionally Left Blank]

5.8)                Transition Services Agreement.   At or prior to the Closing, the parties shall enter into the Transition Services Agreement in the form of Exhibit F (the “Transition Services Agreement”).

5.9)                Noncompetition Covenant.   Vision-Sciences agrees as follows:

(a)    For a period often (10) years from and after the Closing, Vision- Sciences agrees that it will not, individually or otherwise, do any of the following:

(i)    directly or indirectly, own any interest in, control, be employed by or associated with, or render services (including but not limited to services in research) to any person or entity, or subsidiary, subdivision, division, or joint venture of such entity (except Medtronic), in connection with the design, development, manufacture, license, distribution, marketing, or sale of a Competing Product; provided, however, that Vision-Sciences may purchase or otherwise acquire up to (but not more than) two percent of any class of publicly traded securities of any enterprise (but without participating in the activities of the enterprise);

(ii)   directly or indirectly, solicit, attempt to solicit, interfere, or attempt to interfere with Medtronic’s relationship with its customers or potential customers, on behalf of any person or entity engaged in the design, development, manufacture, marketing, or sale of a Competing Product; or

(iii)  directly or indirectly design, develop, manufacture, license, distribute, market, or sell any Competing Product.

(b)   In addition, for a period of ten (10) years from and after the Closing, Vision-Sciences shall not authorize, and take commercially reasonable steps to prevent, any of its distributors, sales representatives, licensees or customers from using or selling or adapting for use or sale in the Field of Use any Competing Product that is or was designed, developed, distributed, marketed or sold to them by Vision-Sciences.

(c)    The parties acknowledge and agree that the market for the EndoSheath® Products is worldwide and that the provisions of this Section 5.9shall apply throughout the world.

(d)   For the avoidance of doubt, it is hereby clarified that the restrictions set forth in clause (a) above shall not apply to any sales of Endoscopes by Vision-Sciences pursuant to the terms of the Amended Distribution Agreement.

(e)    In addition to any other relief or remedies afforded by law or in equity, if Vision-Sciences or any of its Affiliates breaches its obligations under this Section 5.9, Medtronic shall be entitled, as a matter of right and without posting any bond or other security, to injunctive relief in any court of competent jurisdiction. This shall not preclude the granting of any other appropriate relief including, without limitation, money damages against Vision-Sciences for breach of this Section 5.9.

(f)    Notwithstanding anything to the contrary in this Section 5.9, Medtronic acknowledges and agrees that the restrictions set forth in this Section 5.9shall not apply to any third party that acquires by merger, acquisition of stock or assets, all or substantially all of the business or assets of Vision-Sciences, provided that such third party would not otherwise be subject to the restrictions set forth in this Section 5.9but for such an acquisition.

5.10)             No Solicitation of Other Offers.   Prior to the Closing, neither Vision-Sciences nor any of its Affiliates shall directly or indirectly discuss or negotiate with any person (other than Medtronic and its agents), encourage the submission of inquiries, proposals or offers from any person (other than Medtronic), or otherwise provide information to any other person, with respect to the sale or the license of any of the Designated Patents or other rights licensed under the License Agreement, or the sale, license, distribution or other disposition of any of the Specified Assets, except as may be required to comply with the requirements of any applicable law or regulation.

5.11)             Maintenance of Specified Assets.   Until Vision-Sciences shall have effected the transfer of the Specified Assets pursuant to this Agreement, Vision-Sciences shall (i) maintain insurance on the Specified Assets in an amount and on terms that are usual and customary in the industry, listing Medtronic as a loss payee; and (ii) maintain the condition of the Specified Assets so that such Specified Assets continue to be in normal operating condition and free from any significant defects, ordinary wear and tear excepted, including the usual and customary service and maintenance of such Specified Assets.

5.12)             Enforcement of Agreement(s).   If the employment of any Vision-Sciences employee is terminated and, following such termination, Vision-Sciences obtains knowledge that such employee has used or disclosed the confidential information of Vision-Sciences with respect to the Specified Assets in violation of the terms of any agreement between such employee and Vision-Sciences, then Vision-Sciences shall immediately notify Medtronic in writing of such violation. If Medtronic determines in good faith that such violation will result in material harm to Medtronic’s manufacture and/or sale of EndoSheath® Products, then Vision-Sciences will either assign such agreement (or relevant portion thereof) to Medtronic to enable Medtronic to enforce such rights, or, to the extent such agreement may not be assigned, Vision-Sciences shall seek to enforce any rights of Vision-Sciences, its successors or assigns available under such agreements to prevent further violation by such employee; provided that all costs and expenses as and when incurred by Vision-Sciences in connection with such enforcement activities shall be borne solely by Medtronic.

5.13)             Bulk Sales.   Vision-Sciences shall indemnify Medtronic for any non-compliance with any applicable “Bulk Sales” laws as they pertain to Vision-Sciences in connection with the sale of the Specified Assets to Medtronic.

5.14)             Termination of Distributor Relationships.    Vision-Sciences shall terminate all its distribution agreements and/or arrangements with its distributors with respect to the distribution of EndoSheath Products and Endoscopes in accordance with their terms to ensure Medtronic has the right to sell and distribute EndoSheath Products and Endoscopes in accordance with the terms of the Amended Distribution Agreement.

ARTICLE 6
CONDITIONS TO MEDTRONIC’S OBLIGATIONS

The obligations of Medtronic under this Agreement shall, at its option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

6.1)                Representations, Warranties and Covenants.   The representations and warranties of Vision-Sciences herein that are qualified by materiality shall be true on the Closing Date with the same effect as though made at such time, and any such representations and warranties that are not so qualified shall be true in all material respects. Vision-Sciences shall in all material respects have performed all of its obligations and complied with all of its covenants herein prior to or as of the Closing Date. Vision-Sciences shall have delivered to Medtronic a certificate in form and substance satisfactory to Medtronic dated as of the Closing Date and executed by its chief executive officer to all such effects.

6.2)                Approvals Consents.   All permissions, releases, Consents or approvals, governmental or otherwise, necessary on the part of Vision-Sciences to consummate the transactions contemplated hereunder shall have been obtained.

6.3)                No Injunction, etc. Consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or other governmental authority. No court or other governmental authority shall have determined that any applicable law makes illegal the consummation of the transactions contemplated by the Transaction Documents.

6.4)                Litigation Affecting Closing.   No suit, action or other proceeding shall be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, and no governmental investigation that might result in any such suit, action or other proceeding shall be pending or threatened.

6.5)                Transfer Documents.   Medtronic shall have received from Vision-Sciences such instruments of transfer, assignment, conveyance and other instruments sufficient to convey, transfer and assign to Medtronic all right, title and interest in the Specified Assets, free and clear of all Liens, all in form and substance reasonably satisfactory to Medtronic and its counsel, including but not limited to the Assignment and Assumption Agreement and the Bill of Sale.

6.6)                Transaction Documents.   Vision-Sciences shall have executed and delivered the License Agreement, the Transition Services Agreement, the Amended Distribution Agreement and the Letter of Assets.

6.7)                Secretary’s Certificate.   Medtronic shall have received from Vision-Sciences a certificate, dated as of the Closing Date, executed by the Secretary of Vision-Sciences, certifying the incumbency of the Vision-Sciences’ executive officers, and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement and the other Transaction Documents.

6.8)                Stockholder Approval.   Vision-Sciences shall have obtained the Stockholder Approval.

6.9)                Distribution.   Vision-Sciences shall have provided notice of termination to each of the distributors in the territories listed on Schedule E and any agreements or arrangements with such distributors shall have terminated in accordance with their terms (or as otherwise agreed between Vision-Sciences and such distributors).

ARTICLE 7
CONDITIONS TO VISION-SCIENCES’ OBLIGATIONS

The obligations of Vision-Sciences under this Agreement shall, at its option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

7.1)                Representations, Warranties and Covenants.   The representations and warranties of Medtronic herein that are qualified by materiality shall be true on the Closing Date with the same effect as though made at such time and any such representations and warranties that are not so qualified shall be true in all material respects. Medtronic shall in all material respects have performed all of its obligations and complied with all of its covenants herein prior to or as of the Closing Date. Medtronic shall have delivered to Vision-Sciences a certificate in form and substance satisfactory to Vision-Sciences dated as of the Closing Date and executed by an authorized officer to all such effects.

7.2)                Approvals; Consents.   All permissions, releases, Consents or approvals, governmental or otherwise, necessary on the part of Medtronic to consummate the transactions contemplated hereunder shall have been obtained.

7.3)                No Injunction, etc.   Consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or other governmental authority. No court or other governmental authority shall have determined that any applicable law makes illegal the consummation of the transactions contemplated by the Transaction Documents.

7.4)                Litigation Affecting Closing.   No suit, action or other proceeding shall be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, and no governmental investigation that might result in any such suit, action or other proceeding shall be pending or threatened.

7.5)                Transaction Documents.   Medtronic shall have executed and delivered the Assignment and Assumption Agreement, the License Agreement, the letter required by Section 2.6 hereof (allocation of purchase price), the Transition and Manufacturing Agreement and the Amended Distribution Agreement.

7.6)                Secretary’s Certificate.   Vision-Sciences shall have received from Medtronic a certificate, dated as of the Closing Date, executed by the Secretary or Assistant Secretary of Medtronic, certifying the incumbency of the Medtronic’s executive officers, and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement and the other Transaction Documents.

7.7)                Payment of Purchase Price.   Medtronic shall have paid the Initial Payment.

ARTICLE 8
CLOSING

8.1)                Closing Date.   The consummation of the transactions provided for herein (the “Closing”) shall take place at 9:00 a.m. (local time) on the third business day after all conditions to Closing have been satisfied or waived, or on such other date and/or at such other time as the parties may agree upon (the “Closing Date”). The Closing shall take place at such place or in such other manner (e.g., by telecopy exchange of signature pages with originals to follow by overnight delivery) as the parties hereto may agree.

8.2)                Proceedings.   All proceedings taken and all documents executed and delivered by the parties hereto at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE 9
INDEMNIFICATION

9.1)                Indemnification of Medtronic.   Vision-Sciences shall indemnify, defend and hold harmless Medtronic and each of its subsidiaries, divisions, officers, directors, and employees (the “Medtronic Indemnified Parties”) from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) whether or not involving a third-party claim (collectively “Indemnifiable Losses”), directly or indirectly resulting from, arising out of, or imposed upon or incurred by any Medtronic Indemnified Party by reason of any one or more of the following:

(a)    Any breach of any representation or warranty of Vision-Sciences contained in this Agreement, or any agreement, certificate or document executed and delivered by Vision-Sciences or its Affiliates pursuant hereto or in connection with any of the transactions contemplated by this Agreement;

(b)   Any breach of any covenant or obligation of Vision-Sciences contained in this Agreement, or any agreement, certificate or document executed and delivered by Vision-Sciences or its Affiliates pursuant hereto or in connection with any of the transactions contemplated by this Agreement;

(c)    Any failure by Vision-Sciences to satisfy, perform, pay, discharge or resolve any liabilities and obligations of, or claims against, Vision-Sciences not included within the Assumed Liabilities; or

(d)   Any and all actions, suits, proceedings, claims or demands by third parties, or assessments or judgments in their favor, directly resulting or arising from any of the foregoing or any allegations thereof.

9.2)                Indemnification of Vision-Sciences.   Medtronic shall indemnify, defend and hold harmless Vision-Sciences and each of its subsidiaries, divisions, officers, directors and employees (the “Vision-Sciences Indemnified Parties” and together with the Medtronic Indemnified Parties, the “Indemnified Parties”) from and against and in respect of any and all Indemnifiable Losses resulting from, arising out of, or imposed upon or incurred by any Vision-Sciences Indemnified Party by reason of the following:

(a)    Any breach of any representation or warranty of Medtronic contained in this Agreement or any agreement, certificate or document executed and delivered by Medtronic pursuant hereto or in connection with the transactions contemplated by this Agreement;

(b)   Any breach of any covenant or obligation of Medtronic contained in this Agreement or any agreement, certificate or document executed and delivered by Medtronic pursuant hereto or in connection with the transactions contemplated by this Agreement;

(c)    Any and all Indemnifiable Losses arising out of the operation of the Specified Assets or the manufacture and sale of Endo Sheath® Products by or on behalf Medtronic after the Closing Date, including without limitation any Product Liability or other claims in connection with the EndoSheath® Products designed, manufactured or sold by Medtronic after the Closing (but excluding for this purpose any such EndoSheath® Products manufactured by Vision-Sciences for Medtronic during the Transition Period which shall be governed by the terms of the Amended Distribution Agreement);

(d)   Medtronic’s failure to satisfy, perform, pay, discharge or resolve any Assumed Liability; or

(e)    Any and all actions, suits, proceedings, claims or demands by third parties, or assessments or judgments in their favor, directly resulting or arising from any of the foregoing or any allegations thereof.

9.3)                Third-Party Claims and Other Claims.

(a)    If a claim by a third party is made against any Indemnified Party, and if the Indemnified Party intends to seek indemnity with respect thereto under this Article 9, such Indemnified Party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the Indemnified Party so long as the failure to give timely notice does not adversely affect the indemnifying party’s ability to defend such claim against a third party and the indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel reasonably satisfactory to the Indemnified Party. If the indemnifying party elects to settle or defend such claim, the indemnifying party shall notify the Indemnified Party within thirty (30) days (but in no event less than twenty (20) days before any pleading, filing or response on behalf of the Indemnified Party is due) of the indemnifying party’s intent to do so. If the indemnifying party elects not to settle or defend such claim or fails to notify the Indemnified Party of the election within thirty (30) days (or such shorter period provided above) after receipt of the Indemnified Party’s notice of a claim of indemnity hereunder, the Indemnified Party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder. Regardless of which party is controlling the settlement of defense of any claim, (i) both the Indemnified Party and indemnifying party shall act in good faith, (ii) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any Indemnified Party or of its subsidiaries, (iii) the indemnifying party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, with all fees, costs and expenses of such counsel borne by the Indemnified Party, unless the indemnifying party and Indemnified Party have available inconsistent defenses to such third-party claim, in which case such fees, costs and expenses shall be borne by the indemnifying party, (iv) no entry of judgment or settlement of a claim may be agreed to without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, and (v) the indemnifying party shall promptly reimburse the Indemnified Party for the indemnified amount as incurred by the Indemnified Party pursuant to this Article 9. So long as the indemnifying party is reasonably contesting any such third party claim in good faith as permitted herein, the Indemnified Party shall not pay or settle any such claim (or, if it does, it shall not be indemnified for such settlement amount). The controlling party shall upon request deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of any hearing or other court proceeding relating to such claim.

(b)   A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought. Such notice shall state the amount of Indemnifiable Losses, if known, the method of computation thereof, and contain a reference to the provisions of the Agreement in respect to which such right of indemnification is claimed or arises.

9.4)                Indemnification Limitations.

(a)    Except with respect to claims based on fraud and except for other remedies specifically provided for elsewhere in this Agreement, the rights of the Medtronic Indemnified Parties under this Article 9 shall be the sole and exclusive post-Closing remedies of the Medtronic Indemnified Parties with respect to claims resulting from or relating to any breach of a representation or warranty or failure to perform any covenant or agreement by Vision-Sciences contained in this Agreement or the other Transaction Documents.

(b)   Vision-Sciences shall have no liability with respect to claims under Section 9.1(a) until the total of all Indemnifiable Losses with respect to such matters exceeds Two Hundred and Fifty Thousand Dollars ($250,000) in which case, the Medtronic Indemnified Parties shall be entitled to indemnification to the full amount of Indemnifiable Losses incurred by them for the amount of Indemnifiable Losses in excess of One Hundred Thousand Dollars ($100,000).

(c)    In addition to any other remedies any Indemnified Party may have, the Indemnified Party shall be entitled to set-off the amount of any claim to indemnification by the Indemnified Party hereunder against any amounts otherwise owed by the indemnified party to the indemnifying party under this Agreement or otherwise. The Indemnified Party shall be entitled to set-off, in the exercise of its reasonable judgment, the amount of such claim as soon as Indemnifiable Losses are threatened, whether or not incurred and whether or not the amount thereof has been finally determined. If Medtronic defers payment of any amount to Vision-Sciences past the scheduled payment date because there exists a pending indemnification claim by Medtronic pursuant to this Article the amount of which has not then been finally determined, the excess, if any, of such deferred amount over the finally determined amount of the indemnification claim shall be promptly paid upon such final determination, together with simple interest at the Prime Rate plus two percent (2%) per annum on such excess accrued from the originally scheduled payment date for such deferred amount.

(d)   Notwithstanding anything to the contrary in the Agreement, the total amount of Indemnifiable Losses that Vision-Sciences shall be obligated to pay to Medtronic in the aggregate shall not exceed Six Million Dollars ($6,000,000).

(e)    The provisions of this Section 9.4 shall not apply to Indemnifiable Losses resulting from, arising out of, or based upon (i) any fraud or intentional misrepresentation by Vision-Sciences; (ii) any failure by Vision-Sciences to deliver to Medtronic all Specified Assets; (iii) any failure by Vision-Sciences to satisfy, perform, pay, discharge or resolve the liabilities and obligations of, and claims against, Vision- Sciences included within the Retained Liabilities; (iv) a breach by Vision-Sciences of any covenant or agreement to be performed by them after the Closing, or (v) a breach by Vision-Sciences of any of the representations and warranties contained in Section 3.11 (Taxes), Section 3.14 (Product Liability) or Section 3.15 (Environmental Matters), and the first sentence of Section 3.9 (Title). For purposes of determining the amount of any Indemnifiable Losses, any breach of or inaccuracy in any representation or warranty shall be determined without regard to any materiality qualifier set forth in such representation or warranty, and all references to materiality qualifiers shall be ignored for purposes of determining whether such representation or warranty was true and correct when made.

9.5)                Cooperation as to Indemnified Liability.   Each party hereto shall cooperate fully with the other parties with respect to access to books, records, or other documentation within such party’s control, if deemed reasonably necessary or appropriate by any party in the defense of any claim that may give rise to indemnification hereunder.

9.6)                Nature of Indemnification.   The Indemnified Party’s right to indemnification and payment of Indemnifiable Losses, or other remedy, based on the Indemnified Party’s representations, warranties, covenants and obligations, shall not be affected by any investigation conducted by the Indemnified Party or any knowledge acquired (or capable of being acquired) at any time by the indemnified party, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation, provided, however, that the Indemnified Party shall be obligated to disclose to the indemnifying party any such information uncovered by the Indemnified Party and allow the indemnifying party a reasonable time to cure such inaccuracy or non-compliance with, any such representation, warranty, covenant or obligation. The parties recognize and agree that the parties’ respective knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Indemnifiable Losses pursuant to this Article 9, or other remedy, based on such representations, warranties, covenants, and obligations.

9.7)                Special, Punitive, Consequential and Incidental Damages.   In no event shall an Indemnified Party be entitled to recover under this Article 9 any special, punitive, consequential or incidental damages.

9.8)                Calculation of Damages.   The amount of any Indemnifiable Losses for which indemnification is provided under this Article 9 shall be reduced by any insurance proceeds that the Indemnified Party actually is entitled to receive (and does receive) pursuant to any insurance policy on account of the matter resulting in such Indemnifiable Loss.

9.9)                Tax Treatment.   The parties shall report any indemnification payment made pursuant to this Article 9 as a purchase price adjustment unless otherwise required by law.

ARTICLE 10
TERMINATION

10.1)             Termination Prior to Closing.   Notwithstanding any contrary provisions of this Agreement, the respective obligations of the parties hereto to consummate the Closing may be terminated and abandoned at any time at or before the Closing only as follows:

(a)    By and at the option of Medtronic if the Closing shall not have occurred within 120 days from the date hereof; provided that Medtronic shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing.

(b)   By and at the option of Vision-Sciences if the Closing shall not have occurred within 120 days from the date hereof, provided that Vision-Sciences shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing.

(c)    At any time, without liability of any party to the others, upon the mutual written consent of Vision-Sciences and Medtronic.

10.2)             No Waiver.   Nothing contained in this Article 10 shall be construed as a release or waiver by any party hereto of any of its rights against any other party arising out of any breach of this Agreement by the other party.

ARTICLE 11
MISCELLANEOUS

11.1)             Complete Agreement. The Schedules and Exhibits to this Agreement shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein. This Agreement and the Schedules and Exhibits hereto and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto and thereto.

11.2)             Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive and remain in full force and effect for fifteen (15) months after the Closing Date, except for claims related to the representations and warranties contained in Section 3.11 (Taxes), Section 3.14 (Product Liability) or Section 3.15 (Environmental Matters), and the first sentence of Section 3.9 (Title) and claims based on fraud, which claims shall survive for the applicable statute of limitations. No independent investigation by Vision-Sciences or Medtronic, its counsel, or any of its agents or employees shall in any way limit or restrict the scope of the representations and warranties made by Vision-Sciences or Medtronic in this Agreement or either party’s entitlement to indemnification under Article 9.

11.3)             Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement, shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

11.4)             Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile (with confirmation of transmission) or certified mail (return receipt requested) or reputable courier service to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

if to Medtronic, to:

Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, MN 55432-5604

with separate copies thereof addressed to:

Attention: General Counsel
FAX No.: (763) 572-5459

and

Attention: Vice President and Chief Development Officer
FAX No.: (763) 505-2542

with a separate copy thereof addressed to:

General Counsel
Medtronic Xomed, Inc.
6743 Southpoint Drive North
Jacksonville, FL 32216

and if to Vision-Sciences, to:

Vision-Sciences, Inc.
40 Ramland Road South, Suite 1
Orangeburg, NY 10962
Facsimile: (845) 365-0620
Attention: President and CEO

with separate copies thereof addressed to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Facsimile: (212) 969-2900
Attention: Paul I. Rachlin, Esq.

Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally, by telecopy or by reputable courier service) or on the date that is three days after the date shown on the return receipt (if delivered by mail).

11.5)             Expenses.   Except as otherwise expressly provided herein, Medtronic and Vision- Sciences shall each pay their own expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

11.6)             Governing Law and Dispute Resolution.

(a)    This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

(b)   The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of each party who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Either party may give the other party written notice of any dispute not resolved in the normal course of business (“Notice of Dispute”), which Notice of Dispute shall include (i) a statement of that party’s position and a summary of arguments supporting that position, (ii) the dollar amount of the dispute, if known, and the section(s) of the Agreement to which the dispute relates and (iii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 10 days after delivery of the Notice of Dispute, the receiving party shall submit to the other a written response (the “Response to Dispute”). The Response to Dispute shall include (iv) a statement of that party’s position and a summary of arguments including references to any section(s) of the Agreement, if applicable, supporting that position and (v) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within ten (10) days after delivery of the Response to Dispute, the designated executives of both parties shall meet at a mutually acceptable time and place or by conference telephone, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(c)    If the dispute has not been resolved by negotiation as provided under subparagraph (b), above, within thirty (30) days after delivery of the initial Notice of Dispute, or if the parties failed to meet within thirty (30) days after delivery of the initial Notice of Dispute, the parties shall endeavor to settle the dispute by mediation under the Center for Public Resources (CPR) Mediation Procedure then currently in effect, provided, however, that if one party fails to participate in the negotiation as provided under subparagraph (b), above, the other party can initiate mediation prior to the expiration of the thirty (30) days. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals, and if unable to agree the CPR shall select a mediator.

11.7)             Public Announcement.   The parties agree that the press release set forth in Exhibit G shall be released to the public upon the execution and delivery of this Agreement. In the event any party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby other than as set forth in Exhibit G, such party shall so advise the other parties hereto, and the parties shall thereafter use their reasonable efforts to cause a mutually agreeable release or announcement to be issued. Neither party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby other than as set forth in Exhibit G without the other party’s written consent, except as may be required by applicable law or stock exchange regulation, and except for communications to such party’s employees or customers or investors or prospective investors (subject to appropriate confidentiality obligations). Notwithstanding the foregoing, Medtronic acknowledges and agrees that Vision-Sciences will file a proxy statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 in accordance with this Agreement.

11.8)             Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided that the rights and obligations of Vision-Sciences herein may not be assigned and the rights of Medtronic may be assigned only to an Affiliate of Medtronic or to such business organization that shall succeed to the business of Medtronic or of such subsidiary to which this Agreement relates.

11.9)             Titles and Headings Construction.   The titles and headings to Sections herein and to the Exhibits and Schedules hereto are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

11.10)           Severability.   If any provision of this Agreement is held invalid, unenforceable or void by a court of competent jurisdiction, the remaining provisions shall not for that reason alone be unenforceable or invalid. In such case, the parties agree to negotiate in good faith to create an enforceable contractual provision to achieve the purpose of the invalid provision. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

11.11)           Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

11.12)           Confidentiality.   Each party will, for a period of five (5) years, (i) keep confidential and not disclose to others, all Confidential Information of the other party, and (ii) not use any of the other party’s Confidential Information for its own direct or indirect benefit, or the direct or indirect benefit of any third party, except that a party may use the other party’s Confidential Information to the extent necessary to perform its duties and obligations, or to enforce such party’s rights, under this Agreement, or to exercise such party’s rights under the License Agreement. The foregoing shall not prohibit disclosures: (x) made to the receiving party’s sub-distributors, employees or agents who have a “need to know” the other party’s Confidential Information to the extent such disclosure is necessary to perform such party’s duties and obligations, or to enforce such party’s rights, under this Agreement, provided that such sub-distributors, employees or agents agree in writing or are otherwise compelled to comply with the obligations of this Section 11.12, and the receiving party remains directly responsible to the disclosing party for their compliance; or (y) compelled to be made by any requirement of law or pursuant to any legal, regulatory or investigative proceeding before any court, or governmental or regulatory authority, agency or commission so long as the party so compelled to make disclosure of Confidential Information of the other party provides prior written notice to such other party so that the other party may seek a protective order or other remedy to protect the confidentiality of the Confidential Information and/or waive the compelled party’s compliance with this Section 11.12, provided that all such information so disclosed (other then in a way which makes it generally available to the public) shall remain Confidential Information for all other purposes. If such protective order, other remedy or waiver is not obtained by the time the compelled party is required to comply, the compelled party may furnish only that portion of the Confidential Information of the other party that it is legally compelled, in the opinion of counsel, to disclose and shall request, at the other party’s expense, that such Confidential Information be accorded confidential treatment (if such procedure is available), including redaction of any payment terms specified herein. Each party further agrees to take appropriate measures to prevent any such prohibited disclosure of Confidential Information by its present and future employees, officers, agents, subsidiaries, or consultants.

(Remainder of page intentionally blank; signatures follow on next page)

Execution Version

IN WITNESS WHEREOF, each of the parties has caused this Asset Purchase Agreement to be executed in the manner appropriate for each, as of the date first above written.

MEDTRONIC XOMED, INC.
By:	/s/ Robert H. Blankemeyer
Name: Robert H. Blankemeyer
Title: President
VISION-SCIENCES, INC.
By:	/s/ Ron Hadani
Name: Ron Hadani
Title: President and CEO

Signature Page to Asset Purchase Agreement

VISION-SCIENCES, INC.

THIS PROXY IS SOLICITED
PROXY	ON BEHALF OF THE BOARD	PROXY
OF DIRECTORS OF VISION-SCIENCES

PROXY FOR THE
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [         ], 2007

The undersigned, revoking all prior proxies, hereby appoint(s) Lewis C. Pell, Yoav M. Cohen and Paul I. Rachlin, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of Vision-Sciences, Inc. (“Vision-Sciences”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Vision-Sciences to be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, on [                  ], 2007 at 11:00 a.m., local time, and at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicate his intent to vote in person.

TO BE SIGNED ON REVERSE SIDE

(1)          Ratification, authorization and approval of the sale by Vision-Sciences of certain assets relating to its ENT EndoSheath® products pursuant to an Asset Purchase Agreement, dated as of January 12, 2007, between Vision-Sciences and Medtronic Xomed, Inc.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(2)          To transact such other business as may properly come before the special meeting or any adjournment thereof, including considering any procedural matters incident to the conduct of the special meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VISION-SCIENCES.

Signature:	Signature:
Date:	Date:

Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorizing person.

Vote by Mail or Facsimile:

(1)          Read the Proxy Statement

(2)          Check the appropriate boxes on the proxy card above

(3)          Sign and date the proxy card

(4)          Return the proxy card in the envelope provided or via fax to (914) 206-3506